UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Toys “R” Us

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JOHN H. EYLER, JR.

CHIEF EXECUTIVE OFFICER

One Geoffrey Way

Wayne, New Jersey 07470

April 14, 2004

Dear Stockholder:

I am pleased to invite you to Toys “R” Us’ 2004 Annual Meeting of Stockholders on Wednesday, June 2, 2004, beginning at 8:30 a.m., local time. The meeting will be held at the Toys “R” Us Times Square Store, 1514 Broadway (between 44th Street and 45th Street), New York, New York.

The formal Notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed proxy card and return it promptly in the enclosed envelope, or use telephone or Internet voting prior to the meeting, to ensure that your shares will be represented. Instructions regarding all methods of voting are contained on the proxy card.

If you plan to attend the Annual Meeting, please bring this letter and valid picture identification (such as a driver’s license or passport) with you to the meeting, as this letter and your picture identification will serve as your admittance pass to the meeting.

Sincerely,

ONE GEOFFREY WAY

WAYNE, NEW JERSEY 07470

NOTICE OF ANNUAL MEETING

Dear Stockholder:

On Wednesday, June 2, 2004, Toys “R” Us, Inc. will hold its 2004 Annual Meeting of Stockholders at the Toys “R” Us Times Square Store, 1514 Broadway (between 44th Street and 45th Street), New York, New York. The meeting will begin at 8:30 a.m., local time.

Only stockholders who owned stock at the close of business on April 9, 2004 can vote at this meeting or any adjournments that may take place. The meeting is being held for the following purposes:

1.	To elect a Board of Directors;

2.	To consider and vote upon a stockholder proposal; and

3.	To consider any other business as may be properly presented at the meeting.

At the meeting we will also report on Toys “R” Us’ 2003 business results, plans for 2004 and other matters of interest to stockholders.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

For further information about Toys “R” Us, please visit our web site at www.toysrusinc.com (the information on our website is not part of this Notice of Annual Meeting or the Proxy Statement).

CHRISTOPHER K. KAY

Executive Vice President – Operations and Corporate Secretary

April 14, 2004

i

One Geoffrey Way

Wayne, New Jersey 07470

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2004

Our Board of Directors (the “Board”) is furnishing this proxy statement to solicit proxies on its behalf to be voted at the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of Toys “R” Us, Inc. (the “Company”), or at any adjournments or postponements thereof. The meeting will be held at the Toys “R” Us Times Square Store, 1514 Broadway (between 44th Street and 45th Street), New York, New York, on June 2, 2004, beginning at 8:30 a.m., local time. The approximate date of mailing for this proxy statement and the accompanying proxy card, as well as a copy of the Company’s 2003 Annual Report, is April 14, 2004.

QUESTIONS AND ANSWERS

1. Q:	Who is entitled to vote?

A:	Stockholders of the Company as of the close of business on the record date of April 9, 2004 are entitled to vote at the Annual Meeting.

2. Q:	What are the proposals to be voted upon at the Annual Meeting and what are the Board’s recommendations regarding those proposals?

A:	There are two proposals to be voted upon at the Annual Meeting:

(1)	a directors’ proposal to elect the nominated slate of directors; and

(2)	a stockholder’s proposal.

We will also consider other business that properly comes before the Annual Meeting.

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “AGAINST” the stockholder proposal.

3. Q:	How do I cast my vote?

A:	There are four different ways you may cast your vote this year. You may vote by:

(1)	telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” that is if your shares are held in the name of a broker, bank or other nominee, and your bank, broker or nominee makes voting by telephone available);

(2)	the Internet, at the address provided on each proxy card (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available);

(3)	marking, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided; or

(4)	attending the meeting and voting in person, if your shares are registered directly in your name on the Company’s books and not held through a broker, bank or other nominee, or, if your shares are held in “street name,” you have obtained a proxy from your bank, broker or nominee and you bring that proxy to the meeting.

If your shares are held in “street name,” you have the right to direct your broker on how to vote your shares. You will receive instructions from your broker with your materials that you must follow in order to have your shares voted.

The deadline for voting by telephone or the Internet is 11:59 a.m. Eastern U.S. Time, June 1, 2004.

4. Q:	How do I revoke or change my vote?

A:	To revoke or change your vote:

(1)	notify the Company’s Corporate Secretary in writing at any time before the meeting;

(2)	submit a later dated proxy by telephone, the Internet or mail within the required time; or

(3)	vote in person at the meeting, if your shares are registered directly in your name on the Company’s books and not held through a broker, bank or other nominee, or, if your shares are held in “street name,” you have obtained a proxy from your bank, broker or nominee and you bring that proxy to the meeting.

The latest dated, properly completed proxy that you submit whether by telephone, the Internet or mail will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand. Attendance at the meeting shall not have the effect of revoking a proxy.

5. Q:	Who will count the vote?

A:	Representatives of American Stock Transfer & Trust Company, the Company’s transfer agent, will count the vote and act as the inspector of election.

6. Q:	Is my vote confidential?

A:	Yes, your vote is confidential, and only the inspector of election and certain employees associated with processing proxy cards and counting the vote have access to your vote, except (i) as necessary to determine compliance with law or assert or defend legal claims; (ii) as necessary to allow the inspector of election to certify the results of a vote; (iii) in the event that a stockholder expressly authorizes disclosure with respect to his or her vote; (iv) in certain circumstances in a contested proxy solicitation; or (v) in the event that a stockholder makes a written comment on a proxy card or an attachment to it.

7. Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or vote by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

8. Q:	How many shares can I vote?

A:	Every stockholder is entitled to one vote for each share of the Company’s Common Stock they own as of the record date of April 9, 2004. In the election of directors, stockholders have cumulative voting rights. Each stockholder is entitled to one vote for each share of the Company’s Common Stock they own as of the record date multiplied by the number of directors to be elected. Each stockholder may cast all those votes for a single director or may distribute them among all or some of the director nominees.

9. Q:	What is a “quorum” and what vote is required to approve a proposal?

A:	A “quorum” is a majority of the outstanding shares of stock entitled to vote at the meeting. As of the April 9, 2004 record date, 213,881,298 shares of the Company’s Common Stock were issued and outstanding. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. If you submit a timely, properly executed proxy card or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.

Directors are elected by a plurality of the votes cast in the election. For all other matters, a proposal must receive more than fifty percent of the shares voting to be adopted.

10. Q:	How are abstentions, broker non-votes and withheld votes counted?

A:	Abstentions, broker non-votes and withheld votes are each counted as present for the purpose of determining the presence of a quorum.

Abstentions: Abstentions are counted as shares present and entitled to be voted with respect to the matter being voted on and will not affect the outcome of any of the matters being voted upon at the meeting.

Broker Non-Votes: Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder and (2) the broker lacks the authority to vote the shares at his/her discretion. Broker non-votes are not counted as shares present and entitled to be voted with respect to the matter on which the broker has not voted expressly. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting.

Withheld Votes: With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

11. Q:	Who can attend the Annual Meeting?

A:	All stockholders of the Company as of the close of business on the record date of April 9, 2004 may attend. Just check the box on your proxy card or vote instruction card, or as indicated on the Internet site, or press the appropriate key if voting by telephone. If you plan to attend the meeting, you will need to bring the letter from our Chief Executive Officer included as the cover page of this proxy statement and valid picture identification (such as a driver’s license or passport) with you to the meeting, as the letter and your picture identification will serve as your admittance pass to the meeting. In addition, if your shares are held in “street name,” you will also need to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 9, 2004, a copy of the vote instruction card provided by your broker, bank or nominee, or other similar evidence of ownership.

12. Q:	What if a stockholder does not specify a choice for a matter when returning a proxy?

A:	Stockholders should specify their choice for each matter on the enclosed proxy card, and where a choice is specified as to a matter, the proxy will be voted in accordance with such specification. Unless contrary instructions are given, the persons named in the proxy will have discretionary authority to accumulate votes for the election of directors. If no specific instructions are given, proxies which are signed and returned will be voted FOR the proposal to elect all of the nominated directors (unless the persons named in the proxy elect to use their discretionary authority to accumulate votes for the election of directors in the manner described under “Directors’ Proposal to Elect Directors” on page 6) and AGAINST the stockholder proposal.

13. Q:	How will voting on any other business be conducted?

A:

Although we do not know of any business to be considered at the Annual Meeting other than as described above, if any other business is presented at the Annual Meeting, your signed proxy card or vote instruction card or your authenticated Internet or telephone proxy gives authority to John H. Eyler, Jr., the Company’s Chairman of the Board, President and Chief Executive Officer, and Arthur B.

Newman, one of the Company’s directors and Chairman of the Audit Committee, to vote on such matters at their discretion.

14. Q:	What is “householding?”

A:	As permitted by the rules of the Securities and Exchange Commission (the “SEC”), only one copy of this proxy statement and the Company’s 2003 Annual Report is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. This practice, known as “householding,” reduces the volume of duplicate information you receive and reduces the Company’s printing and mailing costs. The Company will promptly deliver, upon oral or written request, an additional copy of this proxy statement and the Company’s 2003 Annual Report to any stockholders residing at an address to which only one copy was mailed. Requests for additional copies should be directed as described below.

Stockholders residing at the same address and currently receiving only one copy of this proxy statement may contact the persons described below to request multiple copies of the proxy statement and annual report in the future. Stockholders residing at the same address and currently receiving multiple copies of this proxy statement are encouraged to contact the persons described below to request that only a single copy of the proxy statement and annual report be mailed in the future.

For any of the above requests:

(1)	if you are a registered stockholder: contact American Stock Transfer & Trust Company, our transfer agent, at (877) 777-0800; or

(2)	if you hold shares through a broker, bank or other nominee, contact your broker, bank or nominee.

15. Q:	Does any stockholder own five percent or more of the Company’s Common Stock?

A:	The information below is based on a review of all statements on Schedules 13D and 13G filed with the SEC, except as otherwise known by the Company. As of March 31, 2004, these stockholders have reported the following ownership of shares of the Company’s Common Stock, which represents the following percent of outstanding shares of the Company’s Common Stock as of that date:

Stockholder Name and Address	Shares	Percent of Outstanding Shares as of March 31, 2004
Brandes Investment Partners, LLC(1) 11988 El Camino Real Suite 500 San Diego, CA 92130	25,422,261	11.9%

Harris Associates, L.P.(2) Two North LaSalle St. Suite 500 Chicago, IL 60602	22,268,150	10.43%

Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, CA 94403	18,705,980	8.7%

(1)

According to Amendment No. 4 to Schedule 13G, dated February 17, 2004, filed with the SEC by Brandes Investment Partners, LLC, an investment adviser, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby (collectively, “Brandes”), on December 31, 2003, Brandes was the beneficial owner of 25,422,261 shares of Common Stock with shared voting power over 19,797,740 shares, sole voting power over none of the shares and shared dispositive power over all 25,422,261 shares. Under that filing, each of Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby, who are control persons of the investment adviser, disclaimed beneficial interest as to all of these shares, except for an amount equal to substantially less than 1% of such shares.

(2)	According to Amendment No. 4 to Schedule 13G, dated February 12, 2004, filed with the SEC by Harris Associates L.P., an investment adviser, and Harris Associates Inc., the general partner of Harris Associates L.P. (collectively, “Harris”), and to Amendment No. 2 to Schedule 13G, dated February 12, 2004, filed with the SEC by Harris Associates Investment Trust, series designated The Oakmark Select Fund, a Massachusetts business trust (the “Trust”), on December 31, 2003, Harris was the beneficial owner of 22,268,150 shares of Common Stock with shared voting power over all 22,268,150 shares, sole dispositive power over 5,445,450 shares and shared dispositive power over 16,822,700 shares. According to those filings, 16,822,700 shares for which Harris has shared voting and dispositive power are held by the Trust, and 13,697,700 of those shares are beneficially owned by The Oakmark Select Fund, a series of the Trust.

(3)	According to Amendment No. 1 to Schedule 13G, dated February 12, 2004, filed by Franklin Resources, Inc. (“FRI”), Templeton Global Advisors Limited, an investment adviser, (“Templeton”) and the principal shareholders of FRI, Charles B. Johnson and Rupert H. Johnson, Jr. (collectively, “FRI Principal Shareholders”), 18,705,980 shares of Common Stock are beneficially owned by one or more investment companies or managed accounts which are advised by subsidiaries of FRI. The FRI Principal Shareholders each own in excess of 10% of the outstanding common stock of FRI.

16. Q:	When are the stockholder proposals for the 2005 Annual Meeting due?

A:	All stockholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Christopher K. Kay, Executive Vice President – Operations and Corporate Secretary, Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, by December 15, 2004. Such proposals will also need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Additionally, any stockholder proposal to be presented from the floor of the 2005 Annual Meeting must be submitted in writing to Christopher K. Kay at the above address, by February 28, 2005 to be considered timely, and must be accompanied by:

•	the name, residence and business address of the proposing stockholder;

•	a representation that the stockholder is a record holder of the Company’s stock or holds the Company’s stock through a broker, bank or other nominee and the number of shares held; and

•	a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting to present the proposal.

A proposal may be presented from the floor only after the Board has determined that it is a proper matter for consideration under our By-Laws.

The persons designated as proxies by the Company in connection with the Annual Meeting of the Stockholders to be held in 2005 will have discretionary voting authority with respect to any stockholder proposal of which the Company did not receive timely notice.

For information on how to nominate directors and when nominations must be submitted, see “Corporate Governance and Nominating Committee” at page 11.

17. Q:	Who pays the cost of soliciting proxies?

A:	The Board is soliciting this proxy and the Company will bear the cost of soliciting proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PROPOSALS ON WHICH YOU MAY VOTE

Proposal 1

Directors’ Proposal to Elect Directors

Upon the recommendation of the Corporate Governance and Nominating Committee of the Board (the “Corporate Governance and Nominating Committee”), the Board has proposed for election at the Annual Meeting the ten individuals listed below to serve, subject to the Company’s Amended and Restated By-Laws (the “By-Laws”), as directors of the Company. All directors are elected annually, and serve a one-year term until the next Annual Meeting of the Stockholders and until the election and qualification of their successors. If any director is unwilling or unable to stand for re-election (which is not anticipated), the Board may reduce its size or designate a substitute. If a substitute is designated, proxy votes in favor of the original director candidate will be counted for the substituted candidate. Each of the individuals listed below, except Frank R. Noonan, was elected by the stockholders at the Annual Meeting of the Stockholders held in 2003.

Pursuant to the By-Laws, in electing directors, holders of Common Stock have cumulative voting rights. Each holder of record of Common Stock is entitled to as many votes as the number of shares they own of record multiplied by the number of directors to be elected, and may cast all of those votes for a single director or may distribute them among all or some of the directors to be voted for, as the stockholder sees fit. Unless contrary instructions are given, the persons named in the proxy will have discretionary authority to accumulate votes in the same manner.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE DIRECTORS.

Name	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships
RoAnn Costin	51	Director of the Company since June 1996; President of Reservoir Capital Management, Inc., an investment advisory firm, since prior to 1999.

John H. Eyler, Jr.	56	President, Chief Executive Officer and director of the Company since January 2000; Chairman of the Board of the Company since June 2001; Chairman and Chief Executive Officer of FAO Schwarz, Inc. since prior to 1999 to January 2000.

Roger N. Farah	51	Director of the Company since September 2001; President and Chief Operating Officer of Polo Ralph Lauren Corporation and a member of Polo Ralph Lauren Corporation’s board of directors since April 2000; from 1994 until joining Polo Ralph Lauren Corporation, Mr. Farah was Chairman of the Board and Chief Executive Officer of Venator Group, Inc.

Peter A. Georgescu	65	Director of the Company since September 2001; Chairman Emeritus of Young & Rubicam Inc. since January 2000; Chairman and Chief Executive Officer of Young & Rubicam Inc. from 1994 until January 2000; director of EMI Group plc, Levi Strauss & Co. and International Flavors & Fragrances Inc.

Cinda A. Hallman	60	Director of the Company since April 2003; Chief Executive Officer of Spherion Corporation from April 2001 to April 2004, President of Spherion Corporation from April 2001 to July 2003 and director of Spherion Corporation from February 1995 to April 2004; Senior Vice President of E.I. DuPont de Nemours & Co. from March 1998 to April 2001; Global Vice President Integrated Processes and Systems of DuPont from prior to 1998 to March 1998; director of Catalyst and United Way of America.

Calvin Hill	57	Director of the Company since 1997; independent consultant since prior to 1999; director of the Rand Corporation Drug Policy Research Center; NCAA Foundation and The Special Olympics.

Name	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships

Nancy Karch	56	Director of the Company since 2000; Director (Senior Partner) of McKinsey & Company from 1988 to 2000; director of Liz Claiborne, Inc., The Gillette Company, The Corporate Executive Board Company and the Westchester Land Trust.

Norman S. Matthews	71	Director of the Company since 1995; independent retail consultant since prior to 1999; President of Federated Department Stores, Inc. from 1987 to 1988 and Vice Chairman of the Board of Federated Department Stores, Inc. from 1983 to 1988; director of Finlay Enterprises, Inc., Galyan’s Trading Company, Inc., Henry Schein, Inc., The Progressive Corporation and Sunoco, Inc.

Arthur B. Newman	60	Director of the Company since 1997; Senior Managing Director of The Blackstone Group L.P. since prior to 1999.

Frank R. Noonan	61	Director of the Company since March 2004; Chairman and Chief Executive Officer of R.H. Donnelly Corporation from 1991 to 2002; director of Avnet, Inc.

Proposal 2

Stockholder Proposal Regarding Voting

The United Brotherhood of Carpenters Pension Fund (the “Carpenters Fund”), 101 Constitution Avenue, N.W., Washington, D.C., has requested that the Company include the following proposal and supporting statement in its proxy statement for the Annual Meeting. The Carpenters Fund beneficially owns 3,600 shares of Common Stock. The proposal is quoted verbatim below.

Stockholder Proposal:

Resolved: That the shareholders of Toys “R” Us, Inc. (“Company”) hereby request that the board of directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that nominees standing for election to the board of directors must receive the vote of a majority of the shares entitled to vote and present in person or by proxy at an annual meeting of shareholders in order to be elected or re-elected to the board of directors.

Supporting Statement:

Our Company is incorporated in the state of Delaware. Delaware corporate law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business. (8 Del. C. 1953, Section 216 – Quorum and required vote for stock corporations). Further, the law provides that in the absence of any such specification in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.” Our Company presently does not specify a vote requirement other than a plurality for the election of directors, so Company directors are elected by a plurality of the vote.

We feel that it is appropriate and timely for the board to initiate a change in the threshold vote required for a nominee to be elected to the board of directors. While the governance change proposed would entail a vote of the shareholders, the board of directors is positioned to initiate the amendment process. We believe that in order to make corporate director elections more meaningful at our Company, directors should have to receive the vote of a majority of the shares entitled to be voted in a director election. Under the present system, a director can be re-elected even if a substantial majority of the votes cast is withheld from that director. For example, if there are 100 million votes represented at a meeting and eligible to be cast and 90 million of these votes are withheld from a given candidate, he or she would still be elected with a plurality of the vote despite the fact that 90% of the votes cast withheld support for that nominee’s election to the board. We believe that a director candidate that does not receive a majority of the vote cast should not be seated as a director.

It is our contention that the proposed majority vote standard for corporate board elections is a fair and reasonable standard and adoption of such a standard will strengthen the corporate governance processes at our Company. We urge your support of this important governance reform.

The Board unanimously recommends that stockholders vote against this proposal for the following reasons:

The Board believes that each director should represent the interests of all stockholders, including stockholders holding a small amount of our common stock. Our Restated Certificate of Incorporation provides for cumulative voting in connection with the election of directors. Cumulative voting entitles each holder of common stock to as many votes as equals the number of shares owned by such stockholder multiplied by the number of director nominees, and to cast all of such votes for a single nominee or to distribute such votes for any two or more of such nominees if not all of them. In connection with cumulative voting, directors are elected by a plurality of votes, so that the nominees with the most votes are elected. Cumulative voting favors our smaller stockholders by enabling them possibly to elect a director or influence the election of one or more directors.

In making the proposal, the proponent erroneously suggests some of our Board members would not have been elected had we had a system of majority voting in place. To the contrary, last year, each of our directors was elected by approximately 95%–98% of the votes cast. The Board believes that our current system of electing directors best serves the interests of all of our stockholders.

FOR THESE REASONS, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

CORPORATE GOVERNANCE AND BOARD MATTERS

Statement on Corporate Governance

The Company is committed to having superior corporate governance standards. To this end, the Company’s Amended and Restated Corporate Governance Guidelines (the “Corporate Governance Guidelines”) address, among other things, director qualifications and responsibilities, responsibilities of key Board committees and director compensation. The Company has also adopted a code of business conduct and ethics, the Code of Ethical Standards and Business Practices and Conduct (the “Code of Conduct”), for all of its directors, officers and employees. The Code of Conduct focuses the Board and the Company’s management on areas of ethical risk, provides guidance to personnel to help them recognize and deal with ethical issues, provides mechanisms to report unethical conduct and helps to foster a culture of honesty and accountability. The Code of Conduct requires that any waiver of compliance with the Code of Conduct must be made by the Board, the Audit Committee of the Board or the Corporate Governance and Nominating Committee of the Board and that any waiver for an executive officer or a director must be promptly disclosed to the Company’s stockholders. Any such waivers, if made, will be promptly disclosed on the Company’s website located at www.toysrusinc.com. The Company also has an additional code of ethics for its senior financial officers, the Chief Executive Officer and Senior Financial Officer’s Code of Ethics (the “CEO and Senior Financial Officers Code”), that seeks to ensure that the Company’s business records meet the Company’s high standards. Any amendment to, or waiver from, a provision of the CEO and Senior Financial Officers Code that applies to the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions will be promptly disclosed to the Company’s stockholders on the Company’s website located at www.toysrusinc.com. The Corporate Governance Guidelines, Code of Conduct and CEO and Senior Financial Officers Code are each available on the Company’s website located at www.toysrusinc.com or by writing to Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, Attention: Investor Relations.

Board Independence

The Board has affirmatively determined that each current director, except Mr. Eyler who is currently the Chief Executive Officer of the Company, is independent and has no material relationship with the Company within the meaning of the Board’s definition of director independence, as disclosed in the Corporate Governance Guidelines and the New York Stock Exchange’s (“NYSE”) corporate governance rules.

Board Structure

The Board has ten members and four committees: Audit, Corporate Governance and Nominating, Compensation and Organizational Development and Executive. The membership during the last fiscal year and the function of each of the committees are described below.

Meetings of the Board and Committees

The Board held six meetings during fiscal year 2003. The Audit Committee, the Corporate Governance and Nominating Committee, the Compensation and Organizational Development Committee and the Executive Committee held twelve, five, nine and six meetings, respectively, during fiscal year 2003. Each director attended at least 75% of the aggregate number of Board and applicable committee meetings.

The Board meets in executive session, without the presence of Mr. Eyler or any of the Company’s officers, at least two times per year and upon the request of any independent director. The sessions are chaired in annual rotation by the chairs of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation and Organizational Development Committee. In fiscal year 2003, the Board held five executive sessions.

The Board requires each director to attend the Annual Meeting, unless a director has material conflict which prevents the director from attending the Annual Meeting. Each director attended the Annual Meeting of Stockholders held in 2003.

Committee Membership

The following table sets forth the name of each director and the Board committee on which each such director is a member:

NAME	AUDIT		CORPORATE GOVERNANCE AND NOMINATING		EXECUTIVE		COMPENSATION AND ORGANIZATIONAL DEVELOPMENT
RoAnn Costin	X
John H. Eyler, Jr.					X	*
Roger N. Farah			X	*	X
Peter A. Georgescu	X		X
Cinda A. Hallman
Calvin Hill							X
Nancy Karch	X		X
Norman S. Matthews			X		X		X	*
Arthur B. Newman	X	*			X		X
Frank R. Noonan

*	Committee Chair.

Audit Committee

The Audit Committee met twelve times during fiscal year 2003.

The Audit Committee is comprised solely of Board members who qualify as independent directors under the Corporate Governance Guidelines and the NYSE’s corporate governance rules. The Board has determined that each member of the Audit Committee is financially literate, and that Ms. Costin and Messrs. Georgescu and Newman, are financial experts for purposes of the SEC’s rules. In addition, while Ms. Karch simultaneously serves on the audit committees of four public companies, the Board has determined that such simultaneous service does not impair the ability of Ms. Karch to effectively serve on the Audit Committee.

The purpose and function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities of (a) the accounting and financial reporting processes of the Company, (b) the audits and integrity of the Company’s financial statements, (c) the Company’s compliance with legal and regulatory requirements, (d) the qualifications, performance, independence and compensation of the outside auditors and (e) the performance of the Company’s internal audit function. The Committee accomplishes these oversight responsibilities, in part, (i) through its reviews of (A) financial reports and other financial information, a portion of which is provided by the Company to regulatory bodies, the public and others, (B) the Company’s systems of internal accounting and financial controls and (C) the annual independent audit of the Company’s financial statements, (ii) by inquiring of management from time to time as to the Company’s legal compliance and ethics programs and the Company’s compliance with legal and regulatory requirements and (iii) retaining outside auditors for the Company and reviewing the scope of their work, as well as other work for which the auditors or others may be engaged, to assure the independence of the annual audit of the Company.

The Amended and Restated Audit Committee Charter is attached to this proxy statement as Exhibit A and is also available on the Company’s website at www.toysrusinc.com or by writing to Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey, 07470, Attention: Investor Relations.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee met five times during fiscal year 2003.

The Corporate Governance and Nominating Committee is comprised solely of Board members who qualify as independent directors under the Company’s Corporate Governance Guidelines and the NYSE’s corporate governance rules.

The Corporate Governance and Nominating Committee reviews, as appropriate, the corporate governance practices and related governance structures of the Company, including the annual review of the Corporate Governance Guidelines, the charters of each Board committee and the Company’s Code of Conduct. In addition, this committee is responsible for conducting a performance evaluation of each Board member, conducting an evaluation of the committees of the Board, recommending to the Board (after consultation with the Chairman of the Board) the assignments of directors to its committees and establishing the criteria and implementing the process by which the Board conducts its annual self-evaluation.

In addition to the above, the Corporate Governance and Nominating Committee recommends to the Board the individuals to be nominated for election as directors at the Annual Meeting of Stockholders and has the authority to recommend to the Board the individuals to be elected as directors to fill any vacancies or additional directorships which may arise from time to time on the Board. To fulfill this role, the committee reviews the composition of the full Board to determine the skills, characteristics, experiences and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. The Board is committed to having a diversified membership. Nominees for director are selected on the basis of broad experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties.

The Corporate Governance and Nominating Committee also considers nominees recommended by stockholders. The By-Laws provide that nominations for the election of directors may be made by any stockholder owning at least $1,000 in current value of shares of the Company entitled to be voted for the election of directors, in writing, delivered to or mailed to Christopher K. Kay, Executive Vice President-Operations and Corporate Secretary, Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, not less than 90 days nor more than 120 days prior to the Annual Meeting of Stockholders, except that if less than 100 days notice or prior public disclosure of the Annual Meeting of Stockholders is given or made, such written notice must be received not later than the close of business on the tenth day following the day on which notice of the Annual Meeting of Stockholders was mailed or public disclosure was made. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company that are beneficially owned by such person; and (iv) any other information that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on the Company’s books; (ii) the class and number of shares of the Company that are beneficially owned by such stockholder as of the record date; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder. If the Chairman of the Annual Meeting of Stockholders determines that a nomination was not made in accordance with the foregoing procedures, then the nomination will be disregarded.

The Amended and Restated Corporate Governance and Nominating Committee Charter is available on the Company’s website at www.toysrusinc.com or by writing to Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey, 07470, Attention: Investor Relations.

Compensation and Organizational Development Committee

The Compensation and Organizational Development Committee met nine times during fiscal year 2003.

The Compensation and Organizational Development Committee is comprised solely of Board members who qualify as independent directors under the Corporate Governance Guidelines and the NYSE’s corporate governance rules and qualify as a “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. This committee also functions as the independent committee required by certain of the Company’s compensation plans.

The primary purpose of the Compensation and Organizational Development Committee is (a) to oversee and review the overall compensation and benefits policies of the Company for, and to set compensation levels for, executive officers of the Company and other specified key employees of the Company and its subsidiaries as determined by the Committee after consultation with the Chief Executive Officer and members of the Board (“Key Employees”), (b) to work with the Chief Executive Officer as he or she establishes and maintains the most efficient and desirable organizational structure for the Company and (c) to assist the Chief Executive Officer and members of the Board in connection with organizational development and management succession planning. The Compensation and Organizational Development Committee has policy responsibility for (a) establishing and reviewing the interpretation, implementation and administration of (i) all aspects of remuneration, including compensation and benefits, of all executive officers of the Company, including that of the Chief Executive Officer, other Key Employees and all Board members and (ii) all other compensation and benefit policies, plans (and related trusts) and practices of the Company that relate to the issuance of equity securities of the Company to executive officers, Key Employees, other employees of the Company or any of its subsidiaries or Board members, (b) working with the Chief Executive Officer as he or she establishes and maintains the most efficient and desirable organizational structure for the Company as described above, and (c) assisting the Chief Executive Officer in connection with organizational development and management succession planning as described above. The Compensation and Organizational Development Committee is also responsible for making recommendations to the Board from time to time with respect to any incentive compensation plans of the Company or any of its subsidiaries to the extent required by applicable law or regulation or by the terms of such plans.

The Amended and Restated Compensation and Organizational Development Committee Charter is available on the Company’s website at www.toysrusinc.com or by writing to Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey, 07470, Attention: Investor Relations.

Compensation and Organizational Development Committee Interlocks and Insider Participation

During fiscal year 2003, there were no “compensation committee interlocks” (as that term is defined in SEC rules). The current members of the Compensation and Organizational Development Committee are Messrs. Hill, Matthews and Newman, none of whom is a current or former officer or employee of the Company or any of its subsidiaries.

Executive Committee

The Executive Committee met six times during fiscal year 2003.

The Executive Committee is comprised of the Chairs of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation and Organizational Development Committee and Mr. Eyler.

The primary purpose of the Executive Committee is to assist the Board when the Board is not in session, by the limited exercise of all the powers and authority of the Board.

The Executive Committee Charter is available on the Company’s website at www.toysrusinc.com or by writing to Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey, 07470, Attention: Investor Relations.

Stockholder Communications with the Board

Stockholders and other interested parties may communicate with the Board, including the non-management directors as a group, by writing to the Board of Directors, c/o Corporate Secretary, Toys “R” Us, Inc., One

Geoffrey Way, Wayne, New Jersey 07470. Inquiries will be reviewed by the Company’s Corporate Secretary and will be distributed to the appropriate members of the Board depending on the facts and circumstances outlined in the communication received. For example, if a complaint concerning accounting, internal accounting controls or auditing matters was received, it would be forwarded by the Corporate Secretary to the Audit Committee.

Directors’ Compensation

Directors who are not officers or employees of the Company or any of its subsidiaries (“Non-Employee Directors”) are compensated pursuant to: (i) the Toys “R” Us, Inc. Non-Employee Directors’ Stock Option Plan (the “Directors’ Option Plan”); (ii) the Toys “R” Us, Inc. Non-Employee Directors’ Stock Unit Plan (the “Directors’ Unit Plan”); and (iii) the Toys “R” Us, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Directors’ Deferred Plan”). Each of the Directors’ Option Plan, Directors’ Unit Plan and Directors’ Deferred Plan was approved by stockholders and became effective on June 10, 1999. Directors who are also officers or employees of the Company receive no additional compensation for services as a director, committee participation or special assignments.

Non-Employee Directors are entitled to receive an annual retainer fee of $30,000 in cash or stock units for service on the Board and are entitled to receive meeting fees in the form of stock units valued at $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Each Non-Employee Director who serves as a chair of a committee is entitled to receive additional stock units valued at $10,000 per annum. Each Non-Employee Director who serves on the Executive Committee is entitled to receive additional stock units valued at $35,000 per annum. New Non-Employee Directors receive stock units valued at $50,000 after six months of service. Stock units generally vest one year from the initial award date and are awarded and valued, pending vesting, during the first week of each fiscal quarter. Unless a deferral election is made, stock units will generally be settled: (i) by delivery of Common Stock upon vesting; or (ii) upon termination due to a Non-Employee Director’s earlier (a) death; (b) retirement after age 60 at least six months after the date of the award; (c) resignation to enter public service; or (d) disability.

Non-Employee Directors are granted stock options pursuant to the Directors’ Option Plan. On each of June 10, 1999 and June 10, 2002, the Company’s then serving Non-Employee Directors were granted options to purchase 30,000 shares of stock. Such Non-Employee Directors will receive a further grant of an option to purchase 30,000 shares on each three-year anniversary of each original option grant date. In addition, after one year of service, new Non-Employee Directors who have not been granted the triennial option grant described above are entitled to receive a stock option grant to purchase a pro-rated number of shares of Common Stock based on the number of months remaining in any respective three-year cycle of options granted to the Non-Employee Directors existing as of June 10, 1999 and June 10, 2002. Subject to certain exceptions, one-third of such options become exercisable on a cumulative basis on each of the third, fourth and fifth anniversaries of the date of the grant.

Non-Employee Directors may elect to receive the grant of an option in lieu of the payment of all or any portion of the cash retainer fee or stock unit awards described above (other than the award to new Non-Employee Directors of stock units valued at $50,000 described above) at the exchange ratio specified by the Directors’ Option Plan and in accordance with the terms and conditions of the Plan. Subject to certain exceptions, such options become exercisable on the first anniversary of the date of the grant.

Pursuant to the Directors’ Deferred Plan, Non-Employee Directors can elect to defer compensation, which may be in the form of cash, shares of stock, stock units, and shares of Common Stock receivable upon the exercise of a stock option. Any such election is generally irrevocable. Payment in settlement of any amounts of cash, Common Stock or other property deposited in the deferral accounts established for Non-Employee Directors will generally be made as soon as practicable after the expiration of the deferral period, and in such number of installments as elected by a Non-Employee Director.

INDEPENDENT AUDITORS

Audit Committee Report

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the accounting and financial reporting processes of the Company; the audits and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditors’ qualifications, performance, independence and compensation; and the performance of the Company’s internal audit function. During fiscal year 2003, the Audit Committee met twelve times.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence. The Audit Committee did not identify any factors that would indicate an impairment. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the Company’s internal audits.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for fiscal year 2003, with management and the independent auditors. Management is responsible for the preparation and integrity of the Company’s financial statements and the independent auditors are responsible for auditing those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for fiscal year 2003, for filing with the SEC. The Committee also approved the reappointment of Ernst & Young LLP (“Ernst & Young”) as the independent auditors of the Company.

Arthur B. Newman, Chair

RoAnn Costin

Peter A. Georgescu

Nancy Karch

Members of the Audit

Committee of the

Board of Directors

Appointment of Independent Auditors

The Audit Committee has appointed Ernst & Young as the Company’s independent auditors to conduct the audit of the Company’s financial statements for fiscal year 2004. Ernst & Young also served as the Company’s independent auditors for fiscal year 2003. Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

Audit Fees

The aggregate fees billed by Ernst & Young, the member firms of Ernst & Young and their respective affiliates for professional services rendered for the audit of the Company’s annual financial statements for fiscal years 2003 and 2002, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years and for other services rendered during those fiscal years on behalf of the Company were as follows:

	FY 2003	FY 2002
Audit Fees(a)	$1,969,000	$1,904,000
Audit-Related Fees(b)	$63,000	$58,000
Tax Fees(c)	$1,098,000	$1,124,000
All Other Fees	—	—

(a)	For fiscal years 2003 and 2002, consists of fees for professional services performed for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)	For fiscal year 2003, consists of fees for consultation on accounting matters and Sarbanes-Oxley Section 404—Management Assessment of Internal Controls. For fiscal year 2002, consists of fees for landlord audits and legal entity audits and for consultation on accounting matters.

(c)	For fiscal year 2003, consists of $136,000 for assistance with preparation of tax returns, $358,000 for assistance with tax audits and $604,000 for tax advice. For fiscal year 2002, consists of $138,000 for assistance with preparation of tax returns, $326,000 for assistance with tax audits and $660,000 for tax advice.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has adopted a policy for the pre-approval of services provided by Ernst & Young. Pursuant to this policy, the Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member or members must report any decision to the Audit Committee at its next scheduled meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

John Barbour, President—Toys “R” Us International, has an outstanding loan from Toysrus.com, Inc. This loan was originally incurred by Mr. Barbour in 2000, when he was chief executive officer of Toysrus.com, Inc., a subsidiary of the Company, in connection with his option to purchase shares of common stock of Toysrus.com, Inc. in that year. As of January 31, 2004, $600,000 principal amount of this loan plus accrued interest was outstanding, which was the largest amount of this loan that was outstanding during fiscal year 2003. The current annual interest rate is 7.0%. This loan is a nonrecourse obligation and is secured solely by a pledge of the shares of Toysrus.com, Inc. common stock owned by Mr. Barbour. This loan continues to remain outstanding as of the date of this proxy statement.

Consistent with applicable law, the Company and its subsidiaries no longer make loans to the Company’s directors and executive officers.

Effective January 31, 1994, Charles Lazarus terminated his employment as Chief Executive Officer of the Company and, pursuant to his employment agreement, exercised his right to become a consultant to the Company for a five-year period. Under the terms of his employment agreement, Mr. Lazarus received $200,000 each year for five years commencing January 31, 1999, the date of termination of his consulting period, and ending on January 31, 2004. Mr. Lazarus also received a car and driver and certain other benefits. On June 11, 2003, the Company and Mr. Lazarus entered into a consulting agreement, which became effective as of January 31, 2004. Under the terms of the consulting agreement, Mr. Lazarus will continue to serve as Chairman Emeritus of the Company and provide advice to the Company. Mr. Lazarus is entitled to be reimbursed for a car and driver when he is in the New York metropolitan area or on business for the Company and will receive certain other benefits.

Effective June 6, 2001, Michael Goldstein terminated his employment as Chairman of the Board of the Company and entered into a consulting agreement with the Company, pursuant to which he agreed to provide advice to the Company for an initial three-year period. Under the terms of the consulting agreement, Mr. Goldstein received an annual consulting fee of $200,000. Effective June 2, 2003, the Company extended the term of the consulting period for an additional two years and, in recognition of his assuming greater responsibility in his position as Chairman of the Toys “R” Us Children’s Fund, Inc., changed the annual consulting fee to $300,000. In addition, Mr. Goldstein is entitled to receive certain other benefits as described in his consulting agreement and continues to be subject to certain non-solicitation and non-competition obligations during the term of his agreement.

EXECUTIVE COMPENSATION

Report of the Compensation and Organizational Development Committee

The Compensation and Organizational Development Committee (the “Compensation Committee”) is composed entirely of independent directors, none of whom is or has been an officer or employee of the Company.

The Company’s executive compensation program is based on its pay for performance philosophy and has been designed to:

•	Attract high-caliber talent to meet the organization’s executive resource needs;

•	Retain top-performing executives at the corporate level and in each of the divisions;

•	Provide compensation opportunities that are fair and competitive with those offered by comparable organizations with whom the Company competes for business and talent;

•	Motivate high performance by executive officers and all employees;

•	Reward executives based on individual, business unit, subsidiary and Company quarterly, annual and long-term strategic progress, business results and the creation of stockholder value; and

•	Align executive officers and employees with stockholders’ interests through a mix of long-term and short-term incentives.

All of the Company’s executive officers, including the Chief Executive Officer, participate in the same compensation program. The main components of the executive compensation program are base salaries, short-term incentives in the form of quarterly and annual bonuses, and long-term incentives in the form of equity compensation. Base salaries for executive officers are reviewed annually and, consistent with the objectives expressed above, are part of a competitive review of comparable companies in the industry. Bonuses for the Chief Executive Officer and other executive officers are governed by the Amended and Restated Toys “R” Us, Inc. Management Incentive Compensation Plan. Target bonuses are based on meeting financial and individual strategic objectives that are established at the beginning of the fiscal year. Finally, equity awards are based on individual and Company performance, as well as competitive industry practices.

To strengthen the executive compensation program’s alignment with the objectives expressed above, the Compensation Committee implemented several significant changes for fiscal year 2003:

•	In response to the Company’s prior year performance and the overall competitive environment, the Company declined to implement its annual management merit increase program in fiscal year 2003. While some base salary increases were made for executive officers and other managers who were promoted or took on additional responsibilities, most of the Company’s management received no increase to their base salaries in 2003.

•	For fiscal year 2003, the financial performance component of an executive officer’s bonus target was increased from seventy-five percent (75%) to eighty percent (80%). Correspondingly, the individual performance component of an executive officer’s bonus target, was decreased from twenty-five percent (25%) to twenty percent (20%). Moreover, of the eighty percent (80%) financial performance component, forty percent (40%) is now based on Company-wide financial performance and forty percent (40%) is based on divisional financial performance. This compares to twenty-two and a half percent (22.5%) and fifty-two and a half percent (52.5%), respectively, in fiscal year 2002. The purpose of these changes was to better align the bonuses for all executive officers, including that of the Chief Executive, with the performance of the Company as a whole.

•

During fiscal year 2003, the Compensation Committee reviewed and approved adjustments to the bonuses for executive officers to better align them with the compensation objectives expressed above. One major adjustment included the disallowance of the increased sales volume resulting from the closing of the standalone Kids “R” Us and Imaginarium stores. Without such an adjustment, bonuses would have been artificially and inappropriately inflated from the inventory liquidation sales, which were not anticipated when the sales incentive targets were established at the beginning of fiscal year 2003.

•	The Compensation Committee believes that equity should continue to be a significant part of the Chief Executive Officer’s, and other executive officers’, total compensation. To minimize the resulting cost of providing such equity in anticipation of possible mandatory stock option expensing in 2005, and to slow overall dilution of shareholder value by decreasing the distribution rate of Company equity, the Compensation Committee modified the equity compensation program for executive officers, including the Chief Executive Officer. This modification, which impacts the equity compensation grants in fiscal year 2004, included reducing the total number of options granted by more than 50% and introducing performance shares and restricted stock as new components of the annual equity program.

Compensation for the Chairman, President and Chief Executive Officer

During fiscal year 2003, John H. Eyler, Jr. served as the Company’s Chairman, President and Chief Executive Officer. Mr. Eyler has entered into an employment agreement with the Company, as described under “Employment Agreements—Retention Agreement—Mr. Eyler” at page 25.

The Chief Executive Officer of the Company participates in the Company’s executive compensation plans on the same basis as all other executive officers and key employees. In determining the Chief Executive Officer’s compensation performance goals, the Compensation Committee periodically conducts a competitive review and analysis, as it does for other executive officers. The Compensation Committee’s objective is to pay the Chief Executive Officer and other executive officers competitive base salaries, and to provide a performance-based bonus. The goal is to provide participants total cash compensation that is above the median paid by comparable companies in the industry for exceeding performance objectives and below that total cash compensation median for not meeting those objectives. Based on this objective, for fiscal year 2003, the Compensation Committee established the Chief Executive Officer’s total compensation (base salary, quarterly and annual bonuses, stock options and other compensation described under “Summary Compensation Table” at page 22). In determining the long-term incentive (equity) component of the Chief Executive Officer’s compensation, the Compensation Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers of comparable companies and the awards given to the Chief Executive Officer in past years.

Mr. Eyler’s base salary has remained at $1,000,000 since fiscal year 2000, as described under “Employment Agreements—Retention Agreement—Mr. Eyler” at page 25. As expressed above, eighty percent (80%) of Mr. Eyler’s target bonus for fiscal year 2003 was based on achieving certain Company-wide financial objectives that were established by the Compensation Committee at the beginning of the fiscal year. Half of this financial performance component of the bonus is based on the financial performance of the entire Company. The other half of this financial performance component of the bonus is based on the financial performance of each division. The remaining twenty percent (20%) of Mr. Eyler’s target bonus was based on achieving certain individual strategic objectives that were determined at the beginning of the fiscal year. In accordance with the Corporate Governance Guidelines and the Compensation Committee’s charter, Mr. Eyler’s bonus also reflects the Compensation Committee’s annual evaluation of Mr. Eyler’s performance against his individual strategic objectives that were determined at the beginning of the fiscal year. Based on the level of achievement of these financial performance objectives and individual strategic objectives during fiscal year 2003, Mr. Eyler received a bonus in the aggregate amount of $990,000, which is less than fifty percent (50%) of his target bonus and less than he received in the prior fiscal year. This payout level reflects the Company’s financial successes in the Babies “R” Us and Toys “R” Us International divisions, as well as its financial shortfall in the Toys “R” Us U.S. division.

As expressed above, the Compensation Committee determined that in order to ensure continued alignment of the interests between management and stockholders, equity awards to senior management should continue to be a significant amount of total annual compensation. During each year of the employment period under

Mr. Eyler’s employment agreement, Mr. Eyler was entitled to receive stock options to purchase not less than 300,000 shares of the Company’s Common Stock. In an effort to more closely align his compensation with the Company’s performance, and that of the other executive officers of the Company, Mr. Eyler waived this right, contingent upon being provided an appropriate annual grant of stock options, performance shares and restricted stock by the Compensation Committee. Mr. Eyler was granted 200,000 stock options for fiscal year 2003, as of April 1, 2004. In addition, Mr. Eyler was awarded 20,000 shares of restricted stock of the Company as of April 1, 2004, which are subject to certain vesting conditions. Finally, Mr. Eyler is eligible to receive 25,000 shares of restricted stock as of April 1, 2005, if the Company achieves certain pre-established performance goals in fiscal year 2004, and up to an additional 25,000 shares if the Company exceeds those goals.

Mr. Eyler’s total compensation for fiscal year 2003 is less than he received in the prior fiscal year.

Compensation of Other Executive Officers

As expressed above, base salaries for executive officers are reviewed annually. Base salary levels are set such that the principal compensation opportunities are derived from cash bonuses and increases in the market value of the Company’s Common Stock. During fiscal year 2003, some executive officers took on significantly larger responsibilities. Base salaries for those executive officers were increased to reflect their new roles.

As with the Chief Executive Officer’s bonus, bonuses for executive officers are governed by the Amended and Restated Toys “R” Us, Inc. Management Incentive Compensation Plan. Target bonuses are based on meeting financial and individual strategic objectives that are established by the Compensation Committee at the beginning of the fiscal year. Eighty percent (80%) of the annual bonus opportunity for executive officers for fiscal year 2003 was based on predetermined financial performance objectives for sales and earnings. Half of this financial performance component of the bonus for executive officers was based on the financial performance of the entire corporation. For those executive officers with divisional responsibilities, the other half of this financial performance component of the bonus was based on the financial performance of their respective division or divisions. For corporate executive officers without specific divisional responsibilities, the other half of this financial performance component of the bonus was based on the financial performance of each division. Twenty percent (20%) of the annual bonus opportunity for executive officers was based on achieving predetermined individual strategic objectives for those executive officers.

For fiscal year 2003, Messrs. Feldt, Kay, Markee, and Wahle and all of the other executive officers received a portion of their target bonus based on the level of achievement of their financial performance objectives and of their individual strategic objectives. For fiscal year 2003, the Compensation Committee guaranteed Messrs. Markee and Feldt that their bonuses would not be less than $800,000 and $400,000, respectively. Mr. Markee was guaranteed a minimum bonus equivalent to what he had earned in fiscal year 2002 and to insure that he would not be disadvantaged for accepting the Company’s mid – fiscal year request to lead the Company’s largest division, Toys “R” Us U.S., when many of the decisions that would affect the division’s 2003 financial performance had already been made. Mr. Feldt was guaranteed a minimum bonus for retention purposes. In accordance with the Compensation Committee’s charter, the Compensation Committee reviewed the results achieved by the executive officers during fiscal year 2003 in making these compensation determinations.

Consistent with the modified equity compensation program described above, for fiscal year 2003, the Compensation Committee authorized grants of stock options, performance shares and restricted stock to certain executive officers to strengthen the alignment of its overall compensation program with the interests of its shareholders and to reinforce the Company’s ability to attract, retain and motivate a highly qualified management team.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the Company’s tax deduction to $1,000,000 for compensation paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers as of the end of any fiscal year, unless certain exemptions apply. One of the exemptions is for performance-based compensation. The Amended and Restated Toys “R” Us, Inc. Management Incentive Compensation Plan, the Amended and Restated Toys “R” Us, Inc. 1994 Stock Option and Performance Incentive Plan and the Toys “R” Us, Inc. 2001 Stock Option and Performance Incentive Plan, which were approved by stockholders, are designed to qualify for this exemption. The Compensation Committee’s policy is to preserve corporate tax deductions attributable to the compensation of executives while maintaining flexibility to approve, when appropriate, compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

Norman S. Matthews, Chair

Calvin Hill

Arthur B. Newman

Members of the Compensation

and Organizational

Development Committee

Summary Compensation Table

The following table provides information for the last three years concerning the compensation of the Company’s Chief Executive Officer and its four other most highly compensated executive officers (the “Named Executive Officers”).

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Stock Options (#)(2)	Restricted Stock ($)(2)(3)		All Other Compensation ($)
John H. Eyler, Jr.	2003	1,000,000	990,000		250,150	(4)	400,000	1,231,500		232,364	(7)
Chairman, President and	2002	1,000,000	1,050,000		280,153	(5)	320,000	0		203,381
Chief Executive Officer	2001	1,000,000	950,000	(8)	206,266	(6)	740,000	3,037,200	(9)	341,557

James Feldt	2003	584,616	400,000		—		69,737	1,107,500		89,669	(10)
Executive Vice President— President—Merchandise and	2002	549,982	302,500		—		48,000	0		64,437
Marketing, Toys “R” Us U.S.	2001	541,100	162,800		—		60,000	0		115,596

Christopher K. Kay	2003	675,000	508,290		—		115,000	0		136,523	(13)
Executive Vice President—	2002	630,274	605,000		209,083	(11)	92,000	1,397,000		78,751
Operations and Corporate	2001	528,920	197,950		63,070	(12)	85,000	0		90,695
Secretary

Richard L. Markee	2003	823,077	800,000		134,066	(14)	261,682	1,128,000		168,186	(15)
Vice Chairman of Toys “R” Us, Inc.; President—	2002	705,279	787,573		—		140,000	703,500		128,802
Toys “R” Us U.S.	2001	608,078	532,344		—		115,000	0		189,437

Elliott Wahle	2003	516,346	552,775		205,090	(16)	62,389	526,000		104,798	(19)
President—Babies “R” Us and	2002	400,103	493,924		327,995	(17)	30,000	0		85,729
Kids “R” Us	2001	350,000	362,500		288,264	(18)	0	0		41,086

(1)	All positions represent the capacities in which individuals served as of January 31, 2004.
(2)	While the securities underlying stock options and the restricted stock were each granted and awarded during the fiscal year for which they are disclosed, they were granted as compensation for each of the Named Executive Officer’s performance during the prior fiscal year. On April 1, 2004, the Compensation Committee granted and awarded each of the Named Executive Officer’s the following stock options and restricted stock having the following value, respectively, for their performance during fiscal year 2003: Mr. Eyler—200,000 and $329,400; Mr. Feldt—30,000 and $49,410; Mr. Kay—57,500 and $94,703; Mr. Markee—87,500 and $144,113; and Mr. Wahle—30,000 and $49,410.
(3)	The data reflects the value of Restricted Stock based on the closing price on the date of issuance. The per share value of Restricted Stock issued for the 2003 fiscal year is $8.21 for Mr. Eyler, $9.00 and $13.15 for Mr. Feldt, $11.28 for Mr. Markee, and $13.15 for Mr. Wahle. The per share value of Restricted Stock issued for the 2002 fiscal year is $13.87 and $14.07 for Mr. Kay and $14.07 for Mr. Markee, respectively. The per share value of Restricted Stock issued for the 2001 fiscal year is $25.31 for Mr. Eyler. At January 31, 2004, the number and value (based upon the closing price of $14.12 per share of Common Stock at January 31, 2004) of Restricted Stock are 150,000 ($2,118,000) for Mr. Eyler; 100,000 ($1,412,000) for Mr. Feldt; 100,000 ($1,412,000) for Mr. Markee and 40,000 ($564,800) for Mr. Wahle.
(4)	Includes $197,697 for personal use of company aircraft.
(5)	Includes $240,901 for personal use of company aircraft.
(6)	Includes $156,002 for personal use of company aircraft.
(7)	Includes the Company’s contributions to (i) the TRU Partnership Employees’ Savings and Profit Sharing Plan (the “Profit Sharing Plan”) in the amount of $8,603 and (ii) the Supplemental Executive Retirement Plan (“SERP”) in the amount of $223,762.
(8)	Includes deferred bonus of $250,000.
(9)	Restricted Stock granted to Mr. Eyler will vest on the fifth anniversary of the grant date provided that the average price of Common Stock is at least $41.19 at the vesting date.
(10)	Includes the Company’s contributions to (i) the Profit Sharing Plan in the amount of $11,110 and (ii) the SERP in the amount of $78,560.
(11)	Includes $187,064 for relocation.
(12)	Includes $47,346 for relocation.
(13)	Includes the Company’s contributions to (i) the Profit Sharing Plan in the amount of $9,908 and (ii) the SERP in the amount of $126,615.
(14)	Includes $97,761 for relocation.
(15)	Includes the Company’s contributions to (i) the Profit Sharing Plan in the amount of $9,908 and (ii) the SERP in the amount of $158,278.
(16)	Includes $156,069 for housing and living expenses.
(17)	Includes $208,717 for housing and living expenses.
(18)	Includes $178,594 for housing and living expenses.
(19)	Includes the Company’s contributions to (i) the Profit Sharing Plan in the amount of $10,918 and (ii) the SERP in the amount of $91,773. Also includes the payment of premiums on a term life insurance policy in the amount of $2,108.

Option Grant Table

The following table sets forth certain information concerning stock options granted by the Company during fiscal year 2003 to the Named Executive Officers. The hypothetical present value on the date of grant shown below is presented pursuant to the rules of the SEC and is calculated under the modified Black-Scholes model for pricing options. The actual before-tax amount, if any, realized upon the exercise of a stock option will depend upon the excess, if any, of the market price of the Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the hypothetical present value or any value of the stock options reflected in these tables will be realized.

Name	Number of Securities Underlying Options Granted (1)		Percent of Total Options Granted to Employees in Fiscal Year(2)		Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(3)
John H. Eyler, Jr.	400,000		6.97%		$8.25	04/01/2013	$1,096,000

James E. Feldt	60,000 9,737	(4)	1.05 0.17	% %	8.25 14.23	04/01/2013 04/01/2013	164,400 46,153

Christopher K. Kay	115,000		2.00%		8.25	04/01/2013	315,100

Richard L. Markee	175,000 86,682	(4)	3.05 1.51	% %	8.25 14.01	04/01/2013 04/01/2013	479,500 408,272

Elliott Wahle	60,000 2,389	(4)	1.05 0.04	% %	8.25 12.41	04/01/2013 04/01/2013	164,400 9,819

(1)	All of these stock options were granted pursuant to the Amended and Restated Toys “R” Us, Inc. 1994 Stock Option and Performance Incentive Plan (the “1994 Plan”). The options become exercisable six months after the date of the grant. Upon exercise of the options, the number of shares having a value equal to the aggregate fair market value on the date of exercise in excess of the aggregate purchase price paid to exercise the options is generally subject to forfeiture if the grantee does not remain employed by the Company until the second anniversary of the option grant date, subject to certain exceptions. If the grantee remains employed by the Company until such second anniversary, 50% of the number of shares having a value equal to the aggregate fair market value on the date of exercise in excess of the aggregate purchase price paid to exercise the options generally remain subject to forfeiture if the grantee does not remain employed by the Company until the third anniversary of the option grant date, subject to certain exceptions. To the extent that the purchase price paid to exercise the options is made through the delivery of shares of the Common Stock owned by the grantee or such shares are surrendered in satisfaction of any withholding taxes incurred in connection with the exercise of the options, the grantee, if then employed by the Company, is automatically granted restoration options to purchase a number of shares equal to the number of shares so delivered or surrendered, so long as on the date of exercise the aggregate market price of such Common Stock is at least 133% (subject to adjustment) of the aggregate purchase price paid for such Common Stock and subject to certain other conditions. The per share exercise price of the restoration options is generally the fair market value on the restoration option grant date, and such restoration options generally have the same expiration date as the original options that were exercised to which they relate. The restoration options are generally exercisable upon the earlier of (a) 6 months after the restoration option grant date and (b) 1 month prior to the expiration date of the option, if the grantee remains employed by the Company through such date, and are generally subject to the same forfeiture conditions described above.

(2)	In fiscal year 2003, the Company granted options to employees to purchase 5,740,547 shares of Common Stock.

(3)	The hypothetical present values on grant date are calculated under the modified Black-Scholes model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in estimating an option’s present value. Factors used to value original options issued in fiscal year 2003 include the following:

	April 1, 2003	Oct. 1, 2003	Oct 20, 2003	Oct. 28, 2003
Volatility	50.16%	49.46%	49.42%	49.31%
Risk Free Rate	2.55%	2.82%	3.33%	3.11%

Additional assumptions of 0% dividend yield, 5 year projected time to exercise and 8% to 10% percent per annum risk of forfeiture are applied to all original options granted in fiscal year 2003.

(4)	Represents restoration options granted pursuant to the 1994 Plan.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the exercise of options by the Named Executive Officers during the last fiscal year and the value of unexercised options held by the Named Executive Officers as of the fiscal year ended January 31, 2004:

Name	Shares of Common Stock Acquired on Exercise	Value Realized ($) (Market Price at Exercise Less Exercise Price) (1)	Shares of Common Stock Underlying Options at Fiscal Year End Exercisable/ Unexercisable		Value of Unexercised In-The- Money Options at Fiscal Year End ($) Exercisable/ Unexercisable
John H. Eyler, Jr.	—	—	2,760,000	(2)(7)/0	$4,780,500/0

James E. Feldt	16,794	$100,428	511,206 9,737	(3)(7)/	253,619/0

Christopher K. Kay			467,000	(4)(7)/0	675,050/0

Richard L. Markee	147,201	847,878	727,799 86,682	(5)(7)/	163,180/9,535

Elliott Wahle	3,594	14,951	161,406 2,389	(6)(7)/	331,103/4,085

(1)	The amounts set forth under “Value Realized” were not realized in the form of cash but were in the form of 7,057, 60,519 and 1,205 shares of Common Stock (“Profit Shares”) for Messrs. Feldt, Markee and Wahle, respectively, and are held in a trust account. The Profit Shares will vest equally on April 1, 2005 and April 1, 2006.

(2)	All of these options are currently exercisable. 1,500,000 of the options held by Mr. Eyler have vested. Upon exercise of 200,000, 340,000, 160,000, 160,000, 200,000 and 200,000 of the options, respectively, the number of shares having a value equal to the aggregate fair market value on the date of exercise in excess of the aggregate purchase price paid to exercise the options is generally subject to forfeiture if Mr. Eyler does not remain employed by the Company until April 6, 2004, April 6, 2006, March 13, 2004, March 13, 2005, April 1, 2005 and April 1, 2006, respectively, subject to certain exceptions.

(3)	90,000 of the options held by Mr. Feldt have vested.

(4)	217,500 of the options held by Mr. Kay have vested.

(5)	502,500 of the options held by Mr. Markee have vested.

(6)	75,000 of the options held by Mr. Wahle have vested.

(7)

With respect to the remainder of the options held by each of the Named Executive Officers that have not yet vested, upon exercise of those options, the number of shares having a value equal to the aggregate fair market value on the date of exercise in excess of the aggregate purchase price paid to exercise the options is generally subject to forfeiture if the grantee does not remain employed by the Company until the second anniversary of the option grant date, subject to certain exceptions. If the grantee remains employed by the Company until such second anniversary, one-half of the number of shares having a value equal to the aggregate fair market value on the date of exercise in excess of the aggregate purchase price paid to exercise the options generally remain subject to forfeiture if the grantee does not remain employed by the Company until the third anniversary of the option grant date, subject to certain exceptions.

Long Term Incentive Plan Awards

No awards were made to the Named Executive Officers during the last fiscal year under any long-term incentive plan, as defined by the SEC.

Employment Agreements

Retention Agreement—Mr. Eyler

On January 6, 2000, the Company entered into a retention agreement with John H. Eyler, Jr. (the “Eyler Retention Agreement”). The current term of employment under the Eyler Retention Agreement expires on January 17, 2005. The agreement provides for automatic one-year renewals, unless the Company provides Mr. Eyler with notice of non-renewal at least six months prior to the next renewal date. The Eyler Retention Agreement provides for an initial base salary of $1,000,000, which may be increased at the discretion of the Board or the Compensation and Organizational Development Committee. The Eyler Retention Agreement also provides for participation in any and all insurance and other plans for the benefit of the Company’s senior executive officers, which are in effect during the employment period. Mr. Eyler is also entitled to participate in the Company’s incentive bonus plans. Mr. Eyler was entitled to receive an annual award of options to purchase not less than 300,000 shares of the Company’s Common Stock. In an effort to more closely align his compensation to the Company’s performance, Mr. Eyler has waived this right, contingent upon being provided an annual grant of options, restricted stock and performance shares or units as determined by the Compensation Committee.

The Eyler Retention Agreement provides that, if Mr. Eyler’s employment is terminated for death, disability or retirement, he would be entitled to a lump sum cash payment, payable within thirty days after termination, equal to the sum of: (i) his pro-rated annual base salary payable through the date of termination to the extent not paid, his actual earned incentive bonus for any completed fiscal year to the extent not already paid and his account balances under and subject to the terms of the Company’s benefit plans; and (ii) his pro-rated targeted amount of incentive bonus through the date of termination that would have been payable with respect to the fiscal year in which the date of termination occurs, absent such termination. All unvested options and other equity-based awards would vest on the date of termination. Vested options would remain exercisable through the expiration date of such options. The Company would be obligated to provide for the continuation of health benefits to Mr. Eyler and to his spouse and dependent children under the Company’s benefit plans for the period of time specified in his agreement. In exchange for these payments and benefits, Mr. Eyler must comply with a three-year non-solicitation/non-hiring covenant and a two-year non-competition covenant unless there is a subsequent “Change of Control” (as defined in the Eyler Retention Agreement).

If Mr. Eyler’s employment is terminated by the Company without “Cause” (as defined in the Eyler Retention Agreement), or if Mr. Eyler terminates his employment for “Good Reason” (as defined in the Eyler Retention Agreement), Mr. Eyler would be entitled to (i) a lump sum cash payment, payable within thirty days after termination, of: (a) his pro-rated annual base salary payable through the date of termination to the extent not paid and his actual earned incentive bonus for any completed fiscal year to the extent not already paid and (b) his pro-rated targeted amount of incentive bonus through the date of termination that would have been payable with respect to the fiscal year in which the date of termination occurs, absent such termination; and (ii) payment of an aggregate amount equal to two times his annual base salary in effect on the date of termination plus two times the targeted amount of incentive bonus that would have been paid to him or accrued to him with respect to the fiscal year in which the date of termination occurs, payable in equal installments at least monthly over the twenty-four months following the date of termination. All unvested options would vest on the date of termination. Vested options would remain exercisable through the expiration date of such options. All unvested profit shares and other equity-based awards (including, without limitation, restricted stock and stock units) would vest on the date of termination, with fifty percent of such awards being deliverable to Mr. Eyler promptly following the termination date and the remaining fifty percent of the awards being deliverable on the first anniversary of the termination date. The Company would be obligated to provide for the continuation of health benefits to Mr. Eyler and to his spouse and dependent children under the Company’s benefit plans and to provide Mr. Eyler the continuation of other benefits under the Company’s benefit plans, in each case for the period of time specified in his agreement. Mr. Eyler would by fully vested in any account balance or other benefits provided under any of the Company’s benefit plans. In exchange for these payments and benefits, Mr. Eyler must comply with a two-year non-solicitation/non-hiring covenant and a two-year non-competition covenant unless there is a subsequent Change of Control.

All benefits described in the two immediately preceding paragraphs are also conditioned upon Mr. Eyler executing a Release Agreement (as defined in the Eyler Retention Agreement) and not revoking or challenging the enforceability of the Release Agreement or the Eyler Retention Agreement.

If Mr. Eyler’s employment is terminated by the Company without “Cause” or by Mr. Eyler for “Good Reason” within one hundred and twenty days prior to, or within three years after, a Change of Control, Mr. Eyler would be entitled to a lump sum cash payment, payable within thirty days after termination, of: (i) his pro-rated annual base salary payable through the date of termination to the extent not paid and his actual earned incentive bonus for any completed fiscal year to the extent not already paid; (ii) his pro-rated targeted amount of incentive bonus through the date of termination that would have been payable with respect to the fiscal year in which the date of termination occurs, absent such termination; and (iii) an aggregate amount equal to three times his annual base salary in effect on the date of termination plus three times the targeted amount of incentive bonus that would have been paid to him or accrued to him with respect to the fiscal year in which the date of termination occurs. Mr. Eyler would also be entitled to receive, within thirty days after termination, a lump sum payment of certain benefits to which he would have been entitled under the Company’s benefit plans if he had remained employed by the Company for three years following the date of termination. The Company would also be obligated to provide for the continuation of health benefits to Mr. Eyler and to his spouse and dependent children under the Company’s benefit plans. All unvested options would vest on the termination date. Vested options would remain exercisable through the expiration date of such options. All unvested profit shares and other equity-based awards (including, without limitation, restricted stock and stock units) would vest on the termination date and be deliverable to Mr. Eyler.

The Eyler Retention Agreement provides that, for three years following a Change of Control, the compensation and benefits to which Mr. Eyler is entitled will not be less favorable than that to which he would have been entitled based upon the most favorable of the Company’s benefit plans in effect for Mr. Eyler at any time during the one hundred and twenty day period immediately preceding the Change of Control.

Pursuant to the Eyler Retention Agreement, Mr. Eyler is also entitled, under specified circumstances, to be paid by the Company an amount intended to reimburse him for any excise tax imposed under Section 4999 of the Internal Revenue Code, including any tax payable by reason of such reimbursement.

Retention Agreement—Mr. Markee

On May 1, 1997, the Company entered into a retention agreement with Mr. Markee (the “Markee Retention Agreement”). The current term of employment under the Markee Retention Agreement expires on May 1, 2004. The Markee Retention Agreement provides for automatic one-year renewals, unless the Company provides Mr.

Markee with notice of non-renewal at least six months prior to the next renewal date. The Markee Retention Agreement provides for a specified base salary per year (which may, and has been, increased in the discretion of the Compensation Committee) plus participation in any and all insurance and other plans for the benefit of the Company’s officers, which are in effect during the employment period. Mr. Markee is also entitled to participate in the Company’s incentive bonus plans.

If Mr. Markee’s employment is terminated by the Company without “Cause” (as defined in the Markee Retention Agreement), or if Mr. Markee terminates his employment for “Good Reason” (as defined in the Markee Retention Agreement), Mr. Markee would be entitled to receive (i) a lump sum cash payment equal to the sum of his pro-rated annual base salary payable through the date of termination to the extent not paid, his pro-rated targeted annual bonus and long-term incentive awards through the date of termination that would have been payable with respect to the fiscal year in which the date of termination occurs, absent such termination, and his actual earned annual or long-term incentive awards for any completed fiscal year to the extent not paid, payable within thirty days after termination; and (ii) payment of an aggregate amount equal to two times his annual base salary in effect on the date of termination, plus two times the targeted amount of incentive bonus that would have been paid to him with respect to the fiscal year in which the date of termination occurs plus two times the targeted amount of the long-term incentive awards that would have been paid to him with respect to that fiscal year, payable in equal installments at least monthly over the twenty four months following the date of termination. The Company would be obligated to provide for the continuation of health benefits to Mr. Markee under the Company’s benefit plans for the period of time specified in his agreement. In addition, the Company would be obligated to provide Mr. Markee the continuation of other benefits under the Company’s benefit plans for the period of time specified in his agreement. Mr. Markee would be fully vested in any account balance or other benefits provided under any of the Company’s benefit plans. Unvested options and unvested profit shares would continue to vest in accordance with their terms for two years after the date of termination, with all remaining unvested options, and, subject to certain exceptions, unvested profit shares, vesting on the second anniversary of the termination date. Options that are vested at the date of termination or vest thereafter would be exercisable until the earlier of the thirty-month anniversary of the termination date or the expiration date of the options. Any other unvested equity-based awards (including, without limitation, restricted stock and stock units) would vest on a pro rata basis determined by a fraction specified in the Markee Retention Agreement on the second anniversary of the date of termination. In exchange for these payments and benefits, Mr. Markee is subject to a two-year non-competition covenant (other than in the event of termination following a Change of Control or if there is a subsequent Change of Control) and a two-year non-solicitation/non-hiring covenant. All benefits described in this paragraph are also conditioned upon Mr. Markee executing a Release Agreement (as defined in the Markee Retention Agreement) and not revoking or challenging the enforceability of the Release Agreement or the Markee Retention Agreement.

In the event of termination of Mr. Markee’s employment by the Company without “Cause” or by Mr. Markee for “Good Reason,” whether before or after a Change of Control, following a Change of Control, any remaining amounts described in the first, third and fourth sentences of the immediately preceding paragraph would be payable in a lump sum within thirty days after the later of the termination date or the Change of Control, and all unvested options and other equity-based awards would vest immediately on the later of the date of termination or the Change of Control. Such options would be exercisable until the earlier of the thirty-month anniversary of the termination date or the expiration date of the options.

The Markee Retention Agreement provides that, for two years following a Change of Control, the compensation and benefits to which Mr. Markee is entitled will not be less favorable than that to which he would have been entitled based upon the most favorable of the Company’s benefit plans in effect for Mr. Markee at any time during the one hundred and twenty day period immediately preceding the Change of Control.

Pursuant to the Markee Retention Agreement, Mr. Markee is also entitled, under specified circumstances, to be paid by the Company an amount intended to reimburse him for any excise tax imposed under Section 4999 of the Internal Revenue Code, including any tax payable by reason of such reimbursement.

Retention Agreement—Mr. Kay

On August 3, 2000, the Company entered into a retention agreement with Mr. Kay (the “Kay Retention Agreement”). The current term of employment under the Kay Retention Agreement expires on August 3, 2004. The Kay Retention Agreement provides for automatic one-year renewals, unless the Company provides Mr. Kay with notice of non-renewal at least six months prior to the next renewal date. The Kay Retention Agreement provides for a specified base salary per year (which may, and has been, increased in the discretion of the Compensation Committee) plus participation in any and all insurance and other plans for the benefit of the Company’s officers, which are in effect during the employment period. Mr. Kay is also entitled to participate in the Company’s incentive bonus plans.

If Mr. Kay’s employment is terminated by the Company without “Cause” (as defined in the Kay Retention Agreement), or if Mr. Kay terminates his employment for “Good Reason” (as defined in the Kay Retention Agreement), Mr. Kay would be entitled to receive (i) a lump sum cash payment equal to the sum of his pro-rated annual base salary payable through the date of termination to the extent not paid, his pro-rated targeted annual bonus and long-term incentive awards through the date of termination that would have been payable with respect to the fiscal year in which the date of termination occurs, absent such termination, and his actual earned annual or long-term incentive awards for any completed fiscal year to the extent not paid, payable within thirty days after termination; and (ii) payment of an aggregate amount equal to two times his annual base salary in effect on the date of termination, plus two times the targeted amount of incentive bonus that would have been paid to him with respect to the fiscal year in which the date of termination occurs, payable in equal installments at least monthly over the twenty four months following the date of termination. The Company would be obligated to provide for the continuation of health benefits to Mr. Kay under the Company’s benefit plans for the period of time specified in his agreement. In addition, the Company would be obligated to provide Mr. Kay the continuation of other benefits under the Company’s benefit plans for the period of time specified in his agreement. Mr. Kay would be fully vested in any account balance or other benefits provided under any of the Company’s benefit plans. Unvested options and unvested profit shares would continue to vest in accordance with their terms for two years after the date of termination, with all remaining unvested options, and, subject to certain exceptions, unvested profit shares, vesting on the second anniversary of the termination date. Options that are vested at the date of termination or vest thereafter would be exercisable until the earlier of the thirty-month anniversary of the termination date or the expiration date of the options. Any other unvested equity-based awards (including, without limitation, restricted stock and stock units) would vest on a pro rata basis determined by a fraction specified in the Kay Retention Agreement on the second anniversary of the date of termination. In exchange for these payments and benefits, Mr. Kay is subject to a two-year non-competition covenant (other than in the event of termination following a Change of Control or if there is a subsequent Change of Control) and a two-year non-solicitation/non-hiring covenant. All benefits described in this paragraph are also conditioned upon Mr. Kay executing a Release Agreement (as defined in the Kay Retention Agreement) and not revoking or challenging the enforceability of the Release Agreement or the Kay Retention Agreement.

In the event of termination of Mr. Kay’s employment by the Company without “Cause” or by Mr. Kay for “Good Reason,” whether before or after a Change of Control, following a Change of Control, any remaining amounts described in the first, third and fourth sentences of the immediately preceding paragraph would be payable in a lump sum within thirty days after the later of the termination date or the Change of Control, and all unvested options and other equity-based awards would vest immediately on the later of the date of termination or the Change of Control. Such options would be exercisable until the earlier of the thirty-month anniversary of the termination date or the expiration date of the options.

The Kay Retention Agreement provides that, for two years following a Change of Control, the compensation and benefits to which Mr. Kay is entitled will not be less favorable than that to which he would have been entitled based upon the most favorable of the Company’s benefit plans in effect for Mr. Kay at any time during the one hundred and twenty day period immediately preceding the Change of Control.

Pursuant to the Kay Retention Agreement, Mr. Kay is entitled, under specified circumstances, to be paid by the Company an amount intended to reimburse him for any excise tax imposed under Section 4999 of the Internal Revenue Code, including any tax payable by reason of such reimbursement.

The Kay Retention Agreement provides that Mr. Kay will provide the Company with six months notice prior to his resignation.

Retention Agreement—Mr. Feldt

On March 1, 1999, the Company entered into a retention agreement with Mr. Feldt (the “Feldt Retention Agreement”). The current term of employment under the Feldt Retention Agreement expires on March 1, 2005. The Feldt Retention Agreement provides for automatic one-year renewals, unless the Company provides Mr. Feldt with notice of non-renewal at least six months prior to the next renewal date. The Feldt Retention Agreement provides for a specified base salary per year (which may, and has been, increased in the discretion of the Compensation Committee) plus participation in any and all insurance and other plans for the benefit of the Company’s officers, which are in effect during the employment period. Mr. Feldt is also entitled to participate in the Company’s incentive bonus plans.

If Mr. Feldt’s employment is terminated by the Company without “Cause” (as defined in the Feldt Retention Agreement), or if Mr. Feldt terminates his employment for “Good Reason” (as defined in the Feldt Retention Agreement), Mr. Feldt would be entitled to receive (i) a lump sum cash payment equal to the sum of his pro-rated annual base salary payable through the date of termination to the extent not paid, his pro-rated targeted annual bonus and long-term incentive awards through the date of termination that would have been payable with respect to the fiscal year in which the date of termination occurs, absent such termination, and his actual earned annual or long-term incentive awards for any completed fiscal year to the extent not paid, payable within thirty days after termination; and (ii) payment of an aggregate amount equal to two times his annual base salary in effect on the date of termination, plus two times the targeted amount of incentive bonus that would have been paid to him with respect to the fiscal year in which the date of termination occurs plus two times the targeted amount of the long-term incentive awards that would have been paid to him with respect to that fiscal year, payable in equal installments at least monthly over the twenty four months following the date of termination. The Company would be obligated to provide for the continuation of health benefits to Mr. Feldt under the Company’s benefit plans for the period of time specified in his agreement. In addition, the Company would be obligated to provide Mr. Feldt the continuation of other benefits under the Company’s benefit plans for the period of time specified in his agreement. Mr. Feldt would be fully vested in any account balance or other benefits provided under any of the Company’s benefit plans. Unvested options and unvested profit shares would continue to vest in accordance with their terms for two years after the date of termination, with all remaining unvested options, and, subject to certain exceptions, unvested profit shares, vesting on the second anniversary of the termination date. Options that are vested at the date of termination or vest thereafter would be exercisable until the earlier of the thirty-month anniversary of the termination date or the expiration date of the options. Any other unvested equity-based awards (including, without limitation, restricted stock and stock units) would vest on a pro rata basis determined by a fraction specified in the Feldt Retention Agreement on the second anniversary of the date of termination. In exchange for these payments and benefits, Mr. Feldt is subject to a two-year non-competition covenant (other than in the event of termination following a Change of Control or if there is a subsequent Change of Control) and a two-year non-solicitation/non-hiring covenant. All benefits described in this paragraph are also conditioned upon Mr. Feldt executing a Release Agreement (as defined in the Feldt Retention Agreement) and not revoking or challenging the enforceability of the Release Agreement or the Feldt Retention Agreement.

In the event of termination of Mr. Feldt’s employment by the Company without “Cause” or by Mr. Feldt for “Good Reason,” whether before or after a Change of Control, following a Change of Control, any remaining amounts described in the first, third and fourth sentences of the immediately preceding paragraph would be payable in a lump sum within thirty days after the later of the termination date or the Change of Control, and all unvested options and other equity-based awards would vest immediately on the later of the date of termination or the Change of Control. Such options would be exercisable until the earlier of the thirty-month anniversary of the termination date or the expiration date of the options.

The Feldt Retention Agreement provides that, for two years following a Change of Control, the compensation and benefits to which Mr. Feldt is entitled will not be less favorable than that to which he would have been entitled based upon the most favorable of the Company’s benefit plans in effect for Mr. Feldt at any time during the one hundred and twenty day period immediately preceding the Change of Control.

Pursuant to the Feldt Retention Agreement, Mr. Feldt is also entitled, under specified circumstances, to be paid by the Company an amount intended to reimburse him for any excise tax imposed under Section 4999 of the Internal Revenue Code, including any tax payable by reason of such reimbursement.

The Feldt Retention Agreement provides that Mr. Feldt will provide the Company with six months notice prior to his resignation.

EQUITY COMPENSATION PLAN INFORMATION

Compensation Plans

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options and rights under all of the Company’s existing equity compensation plans as of January 31, 2004: the Amended and Restated Non-Employee Directors’ Stock Option Plan (the “1997 Directors’ Stock Option Plan”), the Directors’ Option Plan, the Directors’ Unit Plan, the Amended and Restated 1994 Stock Option and Performance Incentive Plan (the “1994 Plan”), the Amended and Restated 1995 Employee Stock Option Plan (the “1995 Employee Stock Option Plan”), the Amended and Restated 1997 Employee Stock Option Plan (the “1997 Employee Stock Option Plan”), the 2001 Stock Option, and Performance Incentive Plan (the “2001 Plan”).

	(a)		(b)	(c)		(d)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))		Total of Securities Reflected in Columns (a) and (c)
Equity Compensation Plans Approved by Stockholders	11,844,054		$19.84	6,394,448	(2)	18,238,502
Equity Compensation Plans Not Approved by Stockholders (3)	22,138,886		$17.98	6,043,286		28,182,172
TOTAL:	33,982,940	(1)	$18.61	12,437,734		46,420,674

(1)	This figure includes 33,545,940 stock options and 437,000 stock units outstanding under the 1994 Plan, the 2001 Plan, the 1997 Directors’ Stock Option Plan, the 1995 Employee Stock Option Plan, the Directors’ Option Plan, the Directors’ Unit Plan, and prior stock incentive plans no longer in effect. Stock units represent the right to receive Common Stock in the future, which right is, in some cases, subject to the satisfaction of performance or other conditions. This figure also includes outstanding options to purchase 140,889 shares of Common Stock under an individual award to Robert Nakasone dated May 17, 1995 that was ratified by stockholders.

(2)	Of these shares, (i) 4,114,053 shares remain available for future issuance under the 2001 Plan, (ii) 490,020 shares remain available for issuance under the Directors’ Option Plan and (iii) 661,461 shares remain available for issuance under the 1994 Plan. Equity awards which may be granted under the 2001 Plan and the 1994 Plan that would not be includable in column (a) when issued include restricted or unrestricted shares of Common Stock. No more than 5,000,000 shares, in the aggregate, may be issued under the 2001 Plan and the 1994 Plan in the form of restricted or unrestricted shares or stock units. The Directors’ Unit Plan provides for the grant of stock units, representing the right to receive Common Stock in the future. The number of stock units granted is based on the dollar amount of compensation specified for various aspects of board service, divided by the fair market value of the Common Stock on the dates such stock units are granted. There is no share limit under the Directors’ Unit Plan, but it has a term of ten years from the date of grant.

(3)	The 1995 Employee Stock Option Plan, the 1997 Employee Stock Option Plan and the Employee Stock Purchase Plan, which have not been approved by the Company’s stockholders, are described below.

Summary Description of the Company’s Non-Stockholder Approved Equity Compensation Plans

The purpose of the 1995 Employee Stock Option Plan and the 1997 Employee Stock Option Plan (together, the “Non-Stockholder Approved Option Plans”) is to encourage and enable all eligible employees to acquire a proprietary interest in the Company through the ownership of the Company’s Common Stock. The maximum aggregate number of shares of Common Stock available for award under each of the Non-Stockholder Approved Option Plans is 15,000,000, of which 6,043,286 remained available under both plans in the aggregate as of January 31, 2004. The Non-Stockholder Approved Option Plans provide for the grant of nonqualified stock options to eligible participants, which includes all employees of (and in the case of the 1997 Employee Stock Option Plan, consultants and agents to) the Company or any of its subsidiaries other than executive officers of the Company. The Compensation Committee shall determine the terms of each option, including the exercise price per share, but in no event shall the exercise price be less than 90% of the fair market value of the Company’s Common Stock on the date the option is granted.

The Company maintains the Employee Stock Purchase Plan under which employees may, by payroll deduction, purchase shares of Common Stock on the open market at fair market value through a broker designated by the Company. For each 10% of employee dollars used to purchase shares through Employee Stock Purchase Plan, the Company makes a matching grant to the employee in the form of an award of unrestricted Common Stock under the 2001 Plan, the 1994 Plan or any future equity compensation plan approved by the Company’s stockholders.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Directors’ and Executive Officers’ Ownership of the Company

The following table sets forth the number of shares of Common Stock of the Company beneficially owned, as of March 31, 2004, by the Named Executive Officers, each director and nominee for director, and all directors, nominees for director and executive officers as a group. No individual director, nominee for director or Named Executive Officer beneficially owned in excess of one percent of the outstanding Common Stock, as of March 31, 2004. The group consisting of all directors, nominees for director, Named Executive Officers and other executive officers beneficially owned approximately 2.23% of the outstanding shares of Common Stock, as of March 31, 2004.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership**
RoAnn Costin*	44,000	(1)(2)
John H. Eyler, Jr.*	1,885,000	(4)(5)
Roger N. Farah*	1,000	(1)(2)
James Feldt	444,000	(4)(5)
Peter A. Georgescu*	24,708	(1)(2)
Cinda A. Hallman*	1,000	(1)(2)
Calvin Hill*	42,000	(1)(2)(3)
Nancy Karch*	1,500	(1)(2)
Christopher K. Kay	307,000	(4)(5)
Richard L. Markee	659,582	(4)(5)(6)
Norman S. Matthews*	58,500	(1)(2)
Arthur B. Newman*	57,000	(1)(2)
Frank R. Noonan*	2,000
Elliott Wahle	95,723	(4)(5)
All directors, nominees and executive officers as a group (20 persons)	4,868,240

*	Nominee for Director

**	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock with respect to which such person has (or has the right to acquire within 60 days, i.e., by May 31, 2004 in this case) sole or shared voting power or investment power.

(1)	Includes the following number of shares of Common Stock which the following non-employee directors have the right to acquire through the exercise of options on or before May 31, 2004: Ms. Costin, 42,500 shares; Mr. Georgescu, 19,708 shares; Mr. Hill, 41,000 shares; Mr. Matthews, 54,500 shares; and Mr. Newman, 52,000 shares. Excludes options to acquire the following number of shares of Common Stock held by the following non-employee directors, which options are not exercisable before May 31, 2004: Ms. Costin, 40,000 shares; Mr. Farah, 30,000 shares; Mr. Georgescu, 36,105 shares; Mr. Hill, 40,000 shares; Ms. Karch, 34,167 shares; Mr. Matthews, 40,000 shares; and Mr. Newman, 40,000 shares.

(2)

Excludes the following number of stock units (rounded down to the nearest whole share) for the following non-employee directors that were granted pursuant to the Directors’ Unit Plan or the Stock Unit Plan for Non-Employee Directors of Toys “R” Us, Inc. (the “1997 Stock Unit Plan”), which units will vest after May 31, 2004 and have not been deferred: Mr. Georgescu, 3,269 stock units; and Ms. Hallman, 4,414 stock units. Also, excludes the following number of deferred stock units (rounded down to the nearest whole share) for the following non-employee directors that were granted pursuant to the Directors’ Unit Plan or the 1997 Stock Unit Plan and that been deferred pursuant to such plans: Ms. Costin, 20,270 stock units; Mr. Farah, 20,900 stock units; Mr. Hill, 21,247 stock units; Ms. Karch, 14,898 stock units; Mr. Matthews, 38,183 stock units; and Mr. Newman, 40,220 stock units. At the end of the applicable period, deferred stock units are converted to shares of Common Stock (or cash, at the election of the Company, in the case of deferrals under the Directors’ Unit Plan).

(3)	Excludes 135 shares of Common Stock beneficially owned by Mr. Hill’s wife, as to which Mr. Hill disclaims beneficial ownership.

(4)	Includes the following number of shares of Common Stock which the following Named Executive Officers have the right to acquire through the exercise of options on or before May 31, 2004: Mr. Eyler, 1,860,000 shares; Mr. Feldt, 444,000 shares; Mr. Kay, 306,000 shares; Mr. Markee, 630,000 shares; and Mr. Wahle, 90,000 shares; and for the other executive officers as a group, 991,475 shares. Excludes options to acquire the following number of shares of Common Stock held by the following Named Executive Officers, which options are not exercisable before May 31, 2004: Mr. Eyler, 900,000 shares; Mr. Feldt, 76,943 shares, Mr. Kay, 161,000 shares; Mr. Markee, 184,481 shares; and Mr. Wahle, 73,795 shares; and for the other executive officers as a group, 407,756 shares. Also, excludes the following number of “profit shares” representing the gain upon exercise of stock options deferred pursuant to the Toys “R” Us, Inc. Partnership Group Deferred Compensation Plan by the following Named Executive Officers: Mr. Feldt, 7,057; Mr. Markee, 60,519 shares; and Mr. Wahle, 1,205 shares; and by the other executive officers as a group, 53,269 shares. Deferral accounts based on deferred profit shares are settled in cash, unless the Company determines otherwise.

(5)	Excludes the following number of shares of restricted stock that the following Named Executives Officers have elected to defer pursuant to the Partnership Group Deferred Compensation Plan: Mr. Eyler, 470,000 shares; Mr. Feldt, 100,000 shares, Mr. Kay, 100,000 shares; Mr. Markee, 158,101 shares; and Mr. Wahle, 40,000 shares; and by the other executive officers as a group, 84,990 shares. Deferral accounts based on deferred restricted stock are settled in cash, unless the Company determines otherwise.

(6)	Includes the following number of stock units (rounded down to the nearest whole share) held by the following Named Executive Officer that will vest and convert to one share of Common Stock on or before May 31, 2004: Mr. Markee, 20,000 units. Excludes the following number of restricted stock units (rounded down to the nearest whole share) deferred pursuant to the Partnership Group Deferred Compensation Plan by the following Named Executive Officer: Mr. Markee, 34,000 units; and for the other executive officers as a group, 63,000 units. Deferral accounts based on deferred restricted stock units are settled in cash, unless the Company determines otherwise.

Directors’ and Executive Officers’ Ownership of Toysrus.com, Inc.

The Company owns 100 shares of common stock and 8,000,000 shares of preferred stock of Toysrus.com, Inc. The shares of preferred stock are convertible at any time into aggregate of 80,000,000 shares of common stock of Toysrus.com, Inc. Toysrus.com, Inc. directly or indirectly, owns eighty percent of Toysrus.com LLC, the operating company for the Company’s online business. The following table sets forth the number of shares of common stock of Toysrus.com, Inc. beneficially owned, as of March 31, 2004, by each Named Executive Officer, each director and nominee for director and all directors, nominees for director and executive officers as a group. No individual director, nominee for director, or Named Executive Officer beneficially owned in excess of one percent of the outstanding common stock of Toysrus.com, Inc., as of March 31, 2004. The group consisting of all directors, nominees for director, Named Executive Officers and other executive officers beneficially owned approximately 3.9% of the shares of common stock of Toysrus.com, Inc., as of March 31, 2004 (treating the shares of preferred stock on an as-converted basis).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership**
RoAnn Costin*	10,000	(1)
John H. Eyler, Jr.*	300,000	(1)
James E. Feldt	75,000	(1)
Calvin Hill*	10,000
Christopher K. Kay	85,000	(1)
Richard L. Markee	75,000	(2)
Norman S. Matthews*	20,000
Arthur B. Newman*	20,000
All directors, nominees and executive officers as a group (20 persons)	3,752,500

*	Nominee for Director

**	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock with respect to which such person has (or has the right to acquire within 60 days, i.e., by May 31, 2004 in this case) sole or shared voting power or investment power.

(1)	Represents the right to acquire shares of common stock of Toysrus.com, Inc. through the exercise of options.

(2)	Excludes 15,000 shares owned by Mr. Markee’s two daughters. Mr. Markee disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that all persons who were subject to Section 16(a) of the Securities Exchange Act of 1934 for the past fiscal year complied with the filing requirements thereof. In making this disclosure, the Company has relied on copies of the reports filed with the SEC by directors, executive officers and ten percent holders, and in the case of directors and executive officers, written representations.

STOCK PERFORMANCE GRAPH—FIVE-YEAR STOCKHOLDER RETURN COMPARISON

Set forth below are line graphs comparing the cumulative stockholder return on the Company’s Common Stock against the cumulative total returns of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Retail Composite Index for the Company’s last five fiscal years ending January 31, 2004. The graph assumes that $100 was invested on January 31, 1999 in the Company’s Common Stock, Standard & Poor’s 500 Stock Index and Standard & Poor’s Retail Composite Index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON

TOYS “R” US, INC. COMMON STOCK, S&P 500 AND

S&P RETAIL COMPOSITE INDICES

(1999-2004)

INCORPORATION BY REFERENCE

The sections of this proxy statement entitled “Report of the Compensation and Organizational Development Committee,” “Audit Committee Report” and “Stock Performance Graph – Five-Year Stockholder Return Comparison” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates such reports or the performance graph by reference therein.

Exhibit A

Adopted January 2004

TOYS “R” US, INC.

Amended and Restated

Audit Committee Charter

Scope and Purpose

The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Toys “R” Us, Inc. (the “Company”) in fulfilling its oversight responsibilities of (a) the accounting and financial reporting processes of the Company, (b) the audits and integrity of the Company’s financial statements, (c) the Company’s compliance with legal and regulatory requirements, (d) the qualifications, performance, independence and compensation of the outside auditors, and (e) the performance of the Company’s internal audit function. The Committee accomplishes these oversight responsibilities, in part, (i) through its reviews of (A) financial reports and other financial information, a portion of which is provided by the Company to regulatory bodies, the public and other users thereof, (B) the Company’s systems of internal accounting and financial controls, and (C) the annual independent audit of the Company’s financial statements, (ii) by inquiring of management from time to time as to the Company’s legal compliance and ethics programs and the Company’s compliance with legal and regulatory requirements, and (iii) retaining outside auditors for the Company and reviewing the scope of their work, as well as other work for which the auditors or others may be engaged, to assure the independence of the annual audit of the Company. The Committee shall also prepare such reports as are required of the Committee for inclusion in the Company’s annual proxy statement and for filing with the exchanges on which the shares of the Company are traded.

In discharging its role, the Committee shall maintain a free and open means of communication between its members, the outside auditors, the internal auditors and management. The outside auditors and the internal auditors are ultimately accountable to the Committee and the Board. The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee is also empowered to retain outside legal, accounting and other advisers to provide advice to the Committee and assist the Committee in carrying out its duties and is also empowered to determine the compensation that shall be paid to such advisers. Complaints concerning financial fraud at the Company will be brought directly to the Committee for investigation and resolution under the Committee’s direction.

Committee Responsibilities

The Committee’s responsibility is one of oversight and it recognizes that the Company’s management is responsible for the preparation and the integrity of the Company’s financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff, as well as the outside auditors, have more knowledge and detailed information about the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditor’s work.

The following shall be the common recurring activities of the Committee in carrying out its oversight function. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate to the extent permitted by applicable law or regulation. In performing its functions, the Committee shall meet separately, periodically, with management, the Company’s internal auditors and with the Company’s outside auditors.

1.

The Committee shall review with management and the outside auditors the financial statements to be included in the Company’s annual public report to stockholders; the section of such report entitled “Management’s Discussion and Analysis of Results of Operations and Financial Condition”; any

analyses prepared by management or the outside auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of those financial statements, including analyses of the effects of alternative generally accepted accounting principles (“GAAP”) methods on those financial statements; the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on those financial statements; and any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

2.	To the extent required by applicable law or regulation, the Committee or its Chair shall review and discuss with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, provided that the Committee’s responsibility to discuss earnings press releases as well as financial information and earnings guidance may be done generally (i.e., review and discussion of the types of information to be disclosed and the type of presentation to be made) and the Committee need not discuss in advance each earnings press release or each instance in which the Company may provide earnings guidance.

3.	The Committee shall review with management and the outside auditors the quarterly financial statements, and the section of each quarterly report entitled “Management’s Discussion and Analysis of Results of Operations and Financial Condition.”

4.	The Committee shall review all other matters which bear upon the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements.

5.	The Committee shall review with management and the outside auditors the quality and adequacy of the Company’s internal controls, any related significant findings and recommendations of the outside auditors together with management’s responses thereto, and any special audit steps adopted in light of any material deficiencies in internal controls.

6.	The Committee shall review with the outside auditors any audit problems or difficulties (including any restrictions on the scope of the outside auditors’ activities or on access to requested information and any significant disagreements with management) and management’s responses thereto and shall have the sole authority to resolve any disagreements between management and the outside auditors regarding financial reporting.

7.	The Committee shall review with management and discuss the Company’s risk assessment and risk management guidelines and policies.

8.	The Committee shall set clear hiring policies, which shall be in accordance with applicable law or regulation, with respect to employees and former employees of the outside auditors.

9.	The Committee shall:

(a)	Request that the outside auditors timely report to the Committee all critical accounting policies and practices to be used, all alternative treatments of financial information within GAAP that have been discussed with management of the Company, the ramifications of the use of such alternative disclosures and treatments, the treatment preferred by such outside auditors and any other material written communications between the outside auditors and management, such as any schedule of unadjusted differences.

(b)	Obtain from the outside auditors and review annually a formal written statement delineating all relationships between the auditor and its related entities and the Company and its related entities.

(c)	Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor’s independence and recommend to the Board appropriate action to address and resolve issues, if any, impacting the independence of the outside auditors.

(d)	Obtain and review annually a report by the outside auditors describing their internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review (if any), of the outside auditors, any steps taken to deal with any such issues, and such other information as the outside auditors wish to provide concerning these matters.

10.	The Committee shall review the qualifications, performance and independence of the Company’s outside auditors to assure their qualification and independence, and shall have the sole authority to approve the engagement of and to retain the Company’s outside auditors, any audit or, to the extent permitted by applicable law or regulation, non-audit services of its outside auditors, any fees to be paid to its outside auditors in connection therewith and any standard operating procedures for the Company’s engagement of outside auditors. The Committee shall have the authority to pre-approve any audit or permissible non-audit services to be provided to the Company by its outside auditors either on a specific engagement basis or pursuant to pre-approval policies and procedures established by the Committee from time to time; provided that, in the case of any such non-audit services, the Committee shall not be required to pre-approve such non-audit services if (a) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its outside auditors during the fiscal year in which the non-audit services are provided, (b) such services were not recognized by the Company at the time of the engagement to be non-audit services, and (c) such services are promptly brought to the attention of the Committee and approved by the Committee or by one or more members of the Committee to whom the authority to grant such approvals has been delegated pursuant to the next sentence, prior to the completion of the audit. The Committee may delegate to one or more members of the Committee the authority to pre-approve any audit or permissible non-audit services of the Company’s outside auditors so long as such pre-approval decision is presented to the full Committee at its next scheduled meeting. Any approvals by the Committee of non-audit services to be performed by the Company’s outside auditors shall be publicly disclosed to the extent required by applicable law or regulation. The Committee shall also have the sole authority to terminate the Company’s outside auditors, and the Company’s outside auditors shall report directly to the Committee.

11.	The Committee shall review with management and the outside auditors the proposed scope of the audit for the current year.

12.	The Committee shall monitor rotation of partners on the audit engagement team of the outside auditors as required by applicable law or regulation.

13.	The Committee shall review with management and the internal auditors:

(a)	The performance of the Company’s internal audit function

(b)	Significant internal audit findings and management’s responses thereto.

(c)	The scope of the internal audit plan and any significant changes thereto.

(d)	Periodic summaries of observations from completed internal audits and progress reports on audits included within the proposed internal audit plan.

14.

The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Committee or its Chair shall take responsibility for investigation of such complaints as are brought to its attention and shall take such actions as the Committee deems appropriate in response to such complaints. The Committee or its Chair also shall take responsibility for all matters arising under Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002. The Committee is expressly authorized to engage the General Counsel of the Company, outside counsel, or other outside advisors, to assist it in the performance of these duties. In the event any such complaint is directed at the activities of the

Audit Committee, the complaint shall be directed to the Chair of the Corporate Governance and Nominating Committee for appropriate action.

15.	The Committee shall review with the Chief Executive Officer and the Chief Financial Officer of the Company the certifications required to be provided, and the related processes undertaken, by the Chief Executive Officer and the Chief Financial Officer, respectively, in connection with the Company’s periodic reports pursuant to the Sarbanes-Oxley Act of 2002 and the regulations thereunder.

16.	The Committee shall conduct an annual review of the Corporate Governance Guidelines of the Company and recommend to the Corporate Governance and Nominating Committee of the Board any changes it deems necessary.

Composition and Membership

The Committee shall be comprised of not less than three members of the Board. Each member of the Committee must qualify as an “independent director” (as defined in the Corporate Governance Guidelines of the Company) and satisfy applicable law, the rules of the Securities and Exchange Commission and the listing requirements of any exchange on which the common stock or any other equity securities of the Company are listed with respect to membership on the Committee. The Committee’s composition will meet the requirements of the Audit Committee Policy of the New York Stock Exchange.

Accordingly, all of the members of the Committee will be:

1.	Directors who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company.

2.	Directors who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will be an “audit committee financial expert” (as defined in the rules under the Sarbanes-Oxley Act of 2002).

3.	Directors who do not receive compensation from the Company other than directors’ fees for service as a director of the Company, including compensation for serving on the Committee or any other committee of the Board and regular benefits that other directors receive.

Meeting Schedule

The Committee shall schedule at least five meetings annually and otherwise, as circumstances require. Minutes of all meetings shall be kept. The Chairman of the Committee, on behalf of the Committee, shall regularly report on the Committee’s activities and actions to the Board to the extent considered necessary and appropriate.

Maintenance of Audit Committee Charter and Performance Evaluation

The Committee shall review the adequacy of this Charter on an annual basis and recommend to the Board any changes thereto that the Committee deems necessary. This Charter shall be included in the Company’s proxy statement once every three years, or as required by law or by the listing requirements of the exchanges on which the shares of the Company are traded. At least annually, the Committee shall also conduct a performance evaluation of the Committee and report the results of such evaluation to the Chair of the Corporate Governance and Nominating Committee.

ANNUAL MEETING OF STOCKHOLDERS OF

TOYS “R” US, INC.

June 2, 2004

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x .

The Board of Directors Recommends a Vote “FOR ALL NOMINEES” in Item 1.

Item 1. ELECTION OF DIRECTORS

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

RoAnn Costin

John H. Eyler, Jr.

Roger N. Farah

Peter A. Georgescu

Cinda A. Hallman

Calvin Hill

Nancy Karch

Norman S. Matthews

Arthur B. Newman

Frank R. Noonan

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

The Board of Directors Recommends a Vote “AGAINST” Item 2.

Item 2. Stockholder Proposal regarding voting.

FOR AGAINST ABSTAIN

Item 3. In their discretion upon such other business as may properly be brought before the meeting.

If this proxy is properly executed and returned, the shares represented hereby will be voted, if not otherwise specified (or unless discretionary authority to accumulate votes is exercised), FOR Item 1 and AGAINST Item 2 and will be voted according to the discretion of the proxy holders upon any other business as may properly be brought before the meeting.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TOYS “R” US, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 2, 2004

The undersigned hereby appoints JOHN H. EYLER, JR. and ARTHUR B. NEWMAN, jointly and severally, proxies with power of substitution, to vote at the Annual Meeting of Stockholders of TOYS “R” US, INC. to be held June 2, 2004 (including adjournments and postponements), with all the powers the undersigned would possess if personally present, as specified on the reverse side with respect to the election of directors (including discretionary authority to accumulate votes) and the other matters to be considered, and in accordance with their discretion on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. In either event, please sign and return this card.

SEE REVERSE

SIDE

(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

TOYS “R” US, INC.

June 2, 2004

PROXY VOTING INSTRUCTIONS

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE—Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x .

The Board of Directors Recommends a Vote “FOR ALL NOMINEES” in Item 1.

Item 1. ELECTION OF DIRECTORS

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

RoAnn Costin

John H. Eyler, Jr.

Roger N. Farah

Peter A. Georgescu

Cinda A. Hallman

Calvin Hill

Nancy Karch

Norman S. Matthews

Arthur B. Newman

Frank R. Noonan

The Board of Directors Recommends a Vote “AGAINST” Item 2.

Item 2. Stockholder Proposal regarding voting.

Item 3. In their discretion upon such other business as may properly be brought before the meeting.

FOR AGAINST ABSTAIN

If this proxy is properly executed and returned, the shares represented hereby will be voted, if not otherwise specified (or unless discretionary authority to accumulate votes is exercised), FOR Item 1 and AGAINST Item 2 and will be voted according to the discretion of the proxy holders upon any other business as may properly be brought before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.